Exhibit 99.1
575 Lexington Avenue, New York, New York 10022
Tel: 212.906.9400 Fax: 212.935.5935
Appraisal of
Village of Pennbrook Apartments
9071 Mill Creek Road
Levittown, PA 19054

June 8, 2011
Mr. Trent Johnson
Vice President
NPI Equity Investments, Inc.
4582 South Ulster Street, Suite 1100
Denver, CO 80237

Re:	Appraisal of Village of Pennbrook Apartments 9071 Mill Creek Road Levittown, PA 19054 KTR No. 11-1-00131
Dear Mr. Johnson:
KTR Real Estate Advisors LLC (“KTR”) has completed a self contained appraisal of the above referenced property as requested in our May 18, 2011 engagement letter. The purpose of this assignment is to estimate the Market Value of the Leased Fee Interest in the subject property as of June 1, 2011. The property was inspected by a staff member of KTR on March 9, 2011, when the property was last appraised by KTR. The report has been prepared for NPI Equity Investments, Inc. for client’s use in asset valuation and financial reporting purposes.
Situated as noted above, the subject property consists of a 64.057 acre site improved with a 722-unit, garden-style apartment complex. The subject was developed in 1969 and contains 660,220 square feet of rentable area. The property is operating at stabilized occupancy and is in good physical condition. The subject property is more fully described, legally and physically, within the attached report.
Based on the analysis contained in the attached report, the Market Value of the Leased Fee Interest in the subject property, as of June 1, 2011 is:
SIXTY SIX MILLION DOLLARS
($66,000,000)
EXTRAORDINARY ASSUMPTION
KTR previously inspected the subject property on March 9, 2011. The scope of work of this appraisal did not include a physical inspection of the subject property. The values derived herein are based on the extraordinary assumption that the physical condition of the subject property has not materially changed since the date of our last inspection. Should this assumption be incorrect, the values reported herein may be materially impacted.
The attached report, in its entirety, including all assumptions and limiting conditions, which is an integral part of, and inseparable from, this transmittal letter, contains the data, information, analyses and calculations upon which the value conclusion indicated herein are based. The report was prepared in compliance with the Uniform Standards of Professional Appraisal Practice (USPAP) as set forth by the Appraisal Foundation and in accordance with the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute.
575 Lexington Avenue, New York, NY 10022
Tel 212.906.9400 • Fax 212.935.5935

NPI Equity Investments, Inc. Village of Pennbrook Apartments	June 8, 2011 Page 2
It has been a pleasure to be of service to you. Please do not hesitate to call either Terence Tener at (212) 906-9403 or Thomas Tener at (212) 906-9499 with any questions you may have regarding our assumptions, observations or conclusions.
Respectfully submitted,
KTR REAL ESTATE ADVISORS LLC

By:	Terence Tener, MAI, ASA	By:	Meng Chen, MAI
	Managing Partner		Senior Appraiser

By:	Shaun Kest
Appraiser

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page i
TABLE OF CONTENTS

INTRODUCTION
Title Page
Letter of Transmittal
Table of Contents	i
Certificate of Appraisal	ii
Basic Assumptions and Limiting Conditions	iii
Subject Property Photographs & Maps	v

PREMISES OF THE APPRAISAL
Summary of Salient Facts and Conclusions	1
Property Identification	2
Sales History	2
Purpose and Scope of the Appraisal	2
Definition of Market Value	3
Property Rights Appraised	3
Intended Use and User	3
Exposure Time	4

PRESENTATION OF DATA
Regional and Area Analysis	5
Neighborhood Analysis	9
Site Analysis	10
Improvement Analysis	12
Zoning Analysis	15
Real Estate Assessments and Taxes	16
Apartment Market Analysis	17

ANALYSIS OF DATA AND CONCLUSIONS
Highest and Best Use	26
Valuation Process	27
Income Capitalization Approach	29
Sales Comparison Approach	37
Reconciliation and Final Value Conclusion	45

ADDENDA
Additional Subject Property Photographs
Submitted Information
Qualifications of the Appraiser
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page ii
CERTIFICATE OF APPRAISAL
We, Terence Tener, MAI, ASA, Meng Chen, MAI and Shaun Kest certify that to the best of our knowledge and belief:
The statements of fact contained in this report are true and correct.
The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.
We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.
Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.
Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.
Meng Chen has made a personal inspection of the property that is the subject of this report.
Terence Tener, MAI, ASA and Shaun Kest have not made a personal inspection of the property that is the subject of this report.
This appraisal was not prepared in conjunction with a request for a specific value or a value within a given range or predicated upon loan approval.
The reported analyses, opinions and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.
The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.
As of the date of this report, Terence Tener, MAI, ASA and Meng Chen, MAI has completed the continuing education program of the Appraisal Institute.
Meng Chen, MAI, has been temporarily licensed in the State of Pennsylvania, License Number #002684.

Terence Tener, MAI, ASA, Meng Chen, MAI and Shaun Kest have extensive experience in the appraisal of similar properties.
We have appraised or provided any other services relative to the subject property in the past three years.
KTR REAL ESTATE ADVISORS LLC

By:	Terence Tener, MAI, ASA	By:	Meng Chen, MAI	By:	Shaun Kest
	Managing Partner		Appraiser		Appraiser
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page iii
BASIC ASSUMPTIONS AND LIMITING CONDITIONS
This appraisal report is subject to the following assumptions and limiting conditions:
1.	No responsibility is assumed for the legal description or for matters including legal or title considerations. Title to the property is assumed to be good and marketable unless otherwise stated.

2.	The property is appraised free and clear of any or all liens or encumbrances unless otherwise stated.

3.	Responsible ownership and competent property management are assumed.

4.	The information furnished by others is believed to be reliable. However, no warranty is given for its accuracy.

5.	All engineering is assumed to be correct. The plot plans and illustrative material in this report are included only to assist the reader in visualizing the property.

6.	It is assumed that there are no hidden or unapparent conditions of the property, subsoil, or structures that render it more or less valuable. No responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them.

7.	It is assumed that there is full compliance with all applicable federal, state, and local environmental regulations and laws unless noncompliance is stated, defined, and considered in the appraisal report.

8.	It is assumed that all applicable zoning and use regulations and restrictions have been complied with, unless nonconformity has been stated, defined, and considered in the appraisal report.

9.	It is assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been or can be obtained or renewed for any use on which the value estimate contained in this report is based.

10.	It is assumed that the utilization of the land and improvements is within the boundaries or property lines of the property described and that there is no encroachment or trespass unless noted in the report.

11.	The distribution, if any, of the total valuation in this report between land and improvements applies only under the stated program of utilization. The separate allocations for land and buildings must not be used in conjunction with any other appraisal and are invalid if so used.

12.	Unless otherwise stated, possession of this report, or a copy thereof, does not carry with it the right of publication.

13.	The appraiser, by reason of this appraisal, is not required to give further consultation, testimony, or be in attendance in court with reference to the property in question unless arrangements have been previously made.

14.	Unless otherwise stated, neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraiser, or the firm with which the appraiser is connected) shall be disseminated to the public through advertising, public relations, news, sales, or other media without prior written consent and approval of the appraisers.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page iv
15.	Unless otherwise stated in this report, the existence of hazardous substances, including without limitation asbestos, polychlorinated biphenyls, petroleum leakage, or agricultural chemicals, which may or may not be present on the property, or other environmental conditions, were not called to the attention of nor did the appraiser become aware of such during the appraiser’s inspection. The appraiser has no knowledge of the existence of such materials on or in the property unless otherwise stated. The appraiser, however, is not qualified to test such substances or conditions. If the presence of such substances, such as asbestos, urea formaldehyde foam insulation, or other hazardous substances or environmental conditions, may affect the value of the property, the value is predicated on the assumption that there is no such condition on or in the property or in such proximity thereto that it would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.

16.	The Americans with Disabilities Act (“ADA”) became effective January 26, 1992. The appraiser has not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property, together with a detailed analysis of the requirements of the ADA, could reveal that the property is not in compliance with one or more of the requirements of the Act. If so, this fact could have a negative effect upon the value of the property. Since the appraiser has no direct evidence relating to this issue, he did not consider possible non-compliance with the requirements of the ADA in estimating the value of the property.

17.	Former personal property items such as kitchen and bathroom appliances are now either permanently affixed to the real estate or are implicitly part of the real estate in that tenants expect the use of such items in exchange for rent and never gain any of the rights of ownership. Furthermore, the intention of the owners is not to remove the articles which are required under the implied or express Warranty of Habitability. The accounting for the short-lived nature of such items is reflected in reserves for replacement expense category.
EXTRAORDINARY ASSUMPTION
KTR previously inspected the subject property on March 9, 2011. The scope of work of this appraisal did not include a physical inspection of the subject property. The values derived herein are based on the extraordinary assumption that the physical condition of the subject property has not materially changed since the date of our last inspection. Should this assumption be incorrect, the values reported herein may be materially impacted.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page v
SUBJECT PROPERTY PHOTOGRAPHS
KTR Real Estate Advisors, LLC

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Levittown, PA	Page vi
REGIONAL MAP
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page vii
NEIGHBORHOOD MAP
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 1

SUMMARY OF SALIENT FACTS AND CONCLUSIONS

Date of Value	June 1, 2011

Date of Inspection	March 9, 2011

Property Name	Village of Pennbrook Apartments

Property Address	9071 Mill Creek Road
Levittown, PA 19054

Property Location	Southeast corner of Mill Creek Road and US-13, in Levittown, PA.

Tax Identification	13-040-005

Purpose of the Appraisal	To estimate the Market Value of the Leased Fee Interest in the subject property, free and clear of financing.

Site Size	Irregular shaped site that contains a total of 64.057 acres

Zoning	HR — High Density Residential

Improvements	A 722-unit garden apartment complex completed in 1969 with 32 buildings. The property is 95.8% occupied and is in average physical condition.

2011 Assessed Value	$4,320,000

Highest and Best Use
As If Vacant	Residential development.
As Improved	Continued use of the existing improvements.

VALUATION INDICATIONS

Income Capitalization	$66,100,000
Stabilized NOI	$4,954,295
Cap Rate	7.5%
Value per Unit	$91,551
Value per Sq Ft	$100.12

Sales Comparison	$65,700,000
Value per Unit	$90,997
Value per Sq Ft	$99.51

Cost Approach	N/A

APPRAISED VALUE	$66,000,000
Value per Unit	$91,413
Value per Sq Ft	$99.97
EXTRAORDINARY ASSUMPTION
KTR previously inspected the subject property on March 9, 2011. The scope of work of this appraisal did not include a physical inspection of the subject property. The values derived herein are based on the extraordinary assumption that the physical condition of the subject property has not materially changed since the date of our last inspection. Should this assumption be incorrect, the values reported herein may be materially impacted.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 2

PREMISES OF THE APPRAISAL

Identification	The subject property consists of the land and improvements at 9071 Mill Creek Road within Levittown, Bucks County, Pennsylvania. The Bucks County Assessor identifies the property as Tax Parcel 13-040-005. The property consists of a 64.057-acre site improved with a 722-unit garden apartment complex known as Village of Pennbrook Apartments.

Sales History of the Subject Property	According to public records, the current owner of the subject property is National Prop Invest 4, who has owned the property since December 1981. We are not aware of any transfers of ownership within the three-year period prior to the effective date of value. It is our understanding that the subject property is not being listed for sale and we are not aware of any contracts of sale pending as of the date this report was prepared.

Purpose and Scope of the Appraisal	The purpose of the appraisal is to estimate the market value of the subject property as of the date of value. It is the intent of the appraisers that the analysis, opinions and conclusions of this report be considered an unbiased, objective investigation performed by a disinterested third party with complete objectivity as to the outcome of the analysis.

According to the Appraisal Institute’s Code of Professional Ethics and Uniform Standards of Professional Appraisal Practice, the scope of the appraisal is cited as “the extent of the process of collecting, confirming, and reporting data” included in an appraisal report. All appropriate data deemed pertinent to the solution of the appraisal problem has been collected and confirmed. In our appraisal of the subject property, we have:
1.	Inspected the subject property and its environs.

2.	Reviewed demographic and other socioeconomic trends pertaining to the city and region.

3.	Examined regional apartment market conditions, with special emphasis on the subject property’s apartment submarket.

4.	Investigated lease and sale transactions involving comparable properties in the influencing market.

5.	Reviewed the existing rent roll and discussed the leasing status with the building manager and leasing agent. In addition, we have reviewed the subject property’s recent operating history and those of competing properties.

6.	Utilized appropriate appraisal methodology to derive estimates of value.

7.	Reconciled the estimates of value into a single value conclusion.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 3

Definition of Market Value	The definition of Market Value used in this appraisal report is taken from the Appraisal Institute’s The Dictionary of Real Estate Appraisal, Fifth Edition, Chicago, Illinois, Appraisal Institute, 2010, which states:

“The most probable price that a property should bring in a competitive and open market under all conditions requisite to a fair sales, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:
1.	Buyer and seller are typically motivated;

2.	Both parties are well informed or well advised, and acting in what they consider their best interests;

3.	A reasonable time is allowed for exposure in the open market;

4.	Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

5.	The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.”

Property Rights Appraised	The interest being appraised is the Leased Fee Interest. Leased Fee Interest is defined in The Dictionary of Real Estate Appraisal, Fifth Edition, Chicago, Illinois, Appraisal Institute, 2010, as:

An ownership interest where the possessory interest has been granted to another party by creation of a contractual landlord tenant relationship, i.e. a lease. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease.

Intended Use and Intended User	The intended user of this report is NPI Equity Investments, Inc. It is understood that this appraisal will be utilized by the intended user as an aid in asset evaluation and financial reporting. All others reading or relying on this appraisal report are considered unintended users. The appraisal cannot be used for any other reason than that stated above. Should anyone other than the client read or rely on this report, no fiduciary obligation is owed by the appraisers to that party. The appraisers are not responsible for unauthorized use of this report.

This appraisal has been prepared in compliance with the Uniform Standards of Professional Appraisal Practice (USPAP) as promulgated by the Appraisal Standards Board of the Appraisal Foundation as well as the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute. The presentation of data and results of our analysis are presented in a Self-contained Report format as set forth under Standards Rule 2-2 of the USPAP.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 4

Exposure Time	According to the previously stated definition of Market Value, the property must be allowed a reasonable time to be exposed in the open market to achieve the appraised value. Exposure is defined by the Appraisal Institute, The Dictionary of Real Estate Appraisal, Fifth Edition, Chicago, Illinois, Appraisal Institute, 2010, as:

“1. The time a property remains on the market.

2. The estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at market value on the effective date of the appraisal; a retrospective estimate based upon an analysis of past events assuming a competitive and open market.”

Exposure time is always presumed to occur prior to the effective date of the appraisal. The overall concept of reasonable exposure encompasses not only adequate, sufficient and reasonable time but also adequate, sufficient and reasonable effort. Exposure time is different for various types of real estate and value ranges and under various market conditions.

Review of transfer records suggests that there is an active investor market for good quality apartment properties; however, conventional sources of capital is somewhat limited and mortgage underwriting has remained conservative with a greater level of equity required to obtain financing in comparison to the period leading up to September 2008. These factors have impacted sales activity for most types of investment grade real estate.

We believe that if the subject property were exposed to the market for a reasonable period of time prior to the effective date of this appraisal, which we consider to be a period of up to 12 months, the subject property would transfer at an appropriate price, that is to say, the appraised value. Support for this exposure period is provided by the PwC Real Estate Investor Survey First Quarter 2011, which indicates that marketing times for apartment properties in the national market range from none to 18 months. The average marketing time equates to 6.00 months, down from 8.06 months reported one year ago. This marketing period is supported by data in the local market.

We acknowledge that in appraising the property to sell after the aforementioned exposure period, we must place most emphasis on the buyer’s expectations and yield requirements. The value conclusion rendered for the property through implementation of the Income Capitalization Approach has been accorded most significance as this technique most closely emulates buyer’s expectations and yield requirements. The market value estimate concluded herein assumes an exposure and marketing period of up to 12 months has occurred.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 5

REGIONAL ANALYSIS

Overview	The subject is located in the City of Fairless Hills, Bucks County, Pennsylvania, part of the Philadelphia-Camden-Wilmington, PA-NJ-DE-MD Metro Core Based Statistical Area (Philadelphia-Camden- Wilmington MSA). The Philadelphia-Camden-Wilmington CBSA is comprised of eleven counties including: New Castle in Delaware, Cecil in Maryland Burlington, Camden, Gloucester, Salem, Bucks, Chester, Delaware, Montgomery and Philadelphia in New Jersey; and five cities including, Newark, Wilmington, Camden, Chester and Philadelphia. The metropolitan area is part of the Delaware Valley, which extends north to Trenton, New Jersey and south to Wilmington, Delaware. The region contains the nation’s sixth largest city, Philadelphia, with a population of just over 1.5 million. It is centrally located within the nation’s northeast corridor — 100 miles south of New York City and 133 miles north of Washington, D.C.

Population	The Philadelphia-Camden-Wilmington MSA population grew at an average annual rate of 0.45 percent from 1990 to 2000 and 0.30 percent from 2000 to 2010. Over the next 5 years (2010 to 2015) the population is projected to increase at a similar annual rate of 0.28 percent. In comparison, the State of Pennsylvania realized population growth at an average annual rate of 0.33 percent from 1990 to 2000, 0.17 percent from 2000 to 2010 and is projected to decline at a rate of 0.24 percent per year from 2010 to 2015. Bucks County has realized population increases over the past decade. The County’s population increased at an average annual rate of 1.04% from 1990 to 2000 and 0.44% from 2000 to 2010. It is projected to increase at a rate of 0.13% percent per year from 2010 to 2015.

The following table details historic and anticipated future population trends for the region.
REGIONAL POPULATION TRENDS

			Annual		Annual		Annual
	1990	2000	Avg. Growth	2010	Avg. Growth	2015	Avg. Growth
	Census	Census	1990-2000	Estimate	2000-2010	Projection	2010-2015

Bucks County	541,178	597,632	1.04%	624,016	0.44%	631,870	0.13%
P-C-W MSA	5,435,454	5,687,144	0.45%	5,858,986	0.30%	5,941,244	0.28%
Pennsylvania	11,881,633	12,281,054	0.33%	12,493,447	0.17%	12,644,007	0.24%

Source:	DemographicsNow; Compiled by KTR

Economic Overview	According to the Bureau of Labor Statistics, the total civilian labor force for the Philadelphia-Camden-Wilmington MSA was 2,683,300 in March 2011. The following table illustrates the diversification of the MSA’s workforce. As noted, a majority of the area’s work force is employed in the Services, Trade, Transportation & Utilities and Government sectors.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 6
PHILADELPHIA-CAMBDEN-WILLMINGTON MSA
EMPLOYMENT BY INDUSTRY — MARCH 2011

	Number Employed	12-Month
Industry Category	(In Thousands)	Percent Change

Mining, Logging and Construction	93.7	0.2%
Manufacturing	183.7	-1.4%
Trade, Transportation and Utilities	492.8	0.2%
Information	50.5	-2.3%
Financial Activities	200.6	0.5%
Professional and Business Services	402.0	0.7%
Educational and Health Services	572.8	2.5%
Leisure and Hospitality	216.8	3.3%
Other Services	119.8	1.4%
Government	350.6	-2.2%
Total	2,683.3	0.6%

Source:	Bureau of Labor Statistics

Income	The median household income for the Philadelphia-Camden-Wilmington MSA was $58,414 in 2010 compared to $49,335 indicated by the State. Bucks County’s 2010 median household income is $72,842, which is significantly above the State and MSA income levels. The median household income for the Philadelphia-Camden-Wilmington MSA is forecast to grow at an average annual rate of 1.38 percent between 2010 and 2015.
REGIONAL MEDIAN HOUSEHOLD INCOME TRENDS

			Annual		Annual		Annual
	1990	2000	Avg. Growth	2010	Avg. Growth	2015	Avg. Growth
	Census	Census	1990-2000	Estimate	2000-2010	Projection	2010-2015

Bucks County	$43,342	$59,766	3.79%	$72,842	2.19%	$77,388	0.62%
P-C-W MSA	$35,743	$48,268	3.05%	$58,414	1.93%	$62,545	1.38%
Pennsylvania	$29,137	$40,115	3.25%	$49,335	2.09%	$53,134	1.50%

Source: DemographicsNow; Compiled by KTR

Other than Cherry Hill in New Jersey, Philadelphia’s most affluent areas are located primarily within the metro area’s western and northern suburbs. Heading west out of the City, households with incomes of $100,000 or more are concentrated in Montgomery County’s townships of Lower Merion, Upper Merion and through King of Prussia to the northeastern region of Chester County. Other pockets of high-income households west of the City are found in Concordville in Delaware County and New Garden in Southern Chester County. North of the City, the wealthiest households are located in Willow Grove within Montgomery County and Richboro in Bucks County. The most affluent area of Center City Philadelphia is Rittenhouse Square.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 7

Transportation	Philadelphia’s transportation network is one of the more comprehensive in the nation and includes modes of transportation by land, air and water. More than 2,500 miles of federal and state highways run through the metropolitan area, making it accessible from any direction. The most significant addition to the freeway system is the 21.5-mile Mid-County Expressway, commonly known as the “Blue Route,” which was completed in 1992 after 25 years of construction. The expressway serves as a beltway through Philadelphia’s western suburbs and provides travelers with a connection between Interstate 95 at Chester, southwest of the City and Interstate 76, also known as the Pennsylvania Turnpike, at Plymouth Meeting northwest of the City. Major interstates that run through and around downtown Philadelphia include I-95, I-76 and I-676.

The region’s rail and public transit infrastructure is comprised of several different systems. Philadelphia’s Amtrak station is the second busiest and handled more than 3.97 million passengers in 2008, providing convenient, high-speed connections to Boston, New York City, Baltimore and Washington, D.C. The City Transit Division of the Southeastern Pennsylvania Transportation Authority (SEPTA) serves the City of Philadelphia with a system of 84 subway, light rail, trackless trolley and bus routes providing nearly 554,000 passenger trips per day. The Regional Rail Division of SEPTA serves all five suburban Philadelphia counties with seven commuter rail lines providing nearly 79,000 passenger trips per day. SEPTA’s Suburban Operations Division serves the western and northern suburbs with a system of 41 inter-urban trolley, light rail and bus routes providing nearly 44,000 passenger trips per day.

The Port Authority Transit Corporation (PATCO) Hi-Speed line serves commuters in the New Jersey suburbs of Philadelphia. PATCO trains run 24 hours a day from nine stations in New Jersey to four stations in Philadelphia and handles over 40,000 passengers per day.

Together, the average weekday number of passengers using SEPTA, PATCO, and NJ Transit in 2008 was 309,256.

Philadelphia International Airport (PHL) is the area’s principal gateway. Positioned at the center of the Northeast corridor, 50% of the American population are within two hours flying time of PHL. The airport handles approximately 500,000 aircraft departures and landings and more than 20 million passengers per year. The Airport provides non-stop flights to more than 80 domestic and 40 international destinations, including non-stop flights to most major European cities. In addition, eight all-cargo airlines handle nearly 590,000 tons of cargo annually. The airport currently consists of five terminals and four runways but recently underwent a major capital improvement program to expand its facilities. The expansion included the construction of a new 5,000 foot, $221 million commuter runway, a $75 million 190,000 square-foot regional terminal accommodating commuter and turbo-prop aircraft, and a new $325 million, 785,000 square-foot international terminal with 12 wide-body international gates that opened approximately two years ago.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 8

The Port of Philadelphia and Camden, located at the head of the Delaware Bay, is one of the nation’s major deepwater seaports and is the second busiest port on the North Atlantic coast for total volume. The port handles more than one-quarter of the entire North Atlantic District’s annual tonnage and is the fourth largest in the U.S. for handling imported goods. Over 60 million metric tons of cargo moves through the port annually and over 3,000 ships load and offload at the port each year. The port is strategically located at the center of the Northeast Corridor, the nation’s largest and richest marketplace, and is directly accessible by rail and truck to more major cities than any other port in the nation.

Conclusions	Philadelphia is located centrally in the Boston to Washington corridor; has excellent highway, rail and water access, an educated workforce and a wealth of cultural attractions. Inline with the rest of the country as a major urban city, Philadelphia has felt the challenges of the national recession and has seen job losses in many industries. The recession apparently ended in 2010, and the economy is expected to gain steam in 2011. Given its location, transportation network and diverse and educated workforce, the region has good potential for growth over the long-term.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 9

NEIGHBORHOOD ANALYSIS

Overview	The subject is located in the Levittown section of Falls Township, in lower Bucks County. Falls Township encompasses a land area of 26.6 square miles and is bordered to the north by Morrisville Borough and Lower Makefield Township, to the south and east by the Delaware River and the State of New Jersey. To the west Tullytown Borough, Bristol Township and Middletown Township border Falls Township. Falls Township is situated approximately 25 miles northeast of Center City Philadelphia and just four miles southwest of downtown Trenton, the state capital of New Jersey.

Demographics	Levittown has experienced a decreased in population and household growth over the past several decades. According to DemographicsNow, the 2000 Census shows that the total population in Levittown was 54,176. The 2010 estimated population is 50,764 and the 2015 projected population is reported to decrease to 47,758. The average household income in 2000 was $57,986 with a median household income of $53,032. The average household income in 2010 is estimated to be $69,839 with a median of $57,967.

Transportation	The area is less than five miles from Interstate 95. I-95 is a primary north/south transportation link along the east coast. In Falls Township, there are interchanges at Old Lincoln Highway (Business Route 1) and at the US Route 1 Bypass. US Route 1 Bypass is a four lane limited access highway that extend from the Pennsylvania Turnpike interchange, in Bensalem Township north to New Jersey. Route 13 is a four lane limited access highway with interchanges at Mill Creek Road, Penn Valley Road, Tyburn Road, Newbold Road and at the Route 1 Bypass. The CONRAIL, SEPTA and Amtrak rail lines serve Falls Township. All major township industrial parks are served by rail. In addition, CONRAIL operates a large Intermodal Switch yard on Cabot Boulevard in the northern part of the Township. This facility allows the transfer of cargo from truck to railcar.

Immediate Neighborhood	The area is generally suburban in nature. Surrounding land uses consist of similar multi-family and single family residential properties. The subject’s neighborhood is accessible via Route 13 and Mill Creek Road. There are no detrimental land uses in the immediate area. The subject enjoys easy highway access to Route 13 and is within five miles of I-95.

The subject is situated within a working class community in a densely developed portion of eastern Pennsylvania. The prospects for the future of this community remain fairly positive.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 10

SITE ANALYSIS

Location	Southeast corner of Mill Creek Road and Route 13, in Levittown, PA. The physical address of the property is 9071 Mill Creek Road.

Site Area	64.057 acres, which equates to 2,790,323 square feet.

Street Frontage	The subject has 865 feet of frontage along the south side of Mill Creek Road and 2,110 feet of frontage along the east side of Route 13.

Topography	The site is level at grade.

Shape	The parcel is irregularly shaped.

Excess/Surplus Land	Traffic circulation throughout the property and an adequate number of parking spaces is provided on concrete paved drives and surface lots. The building setbacks allow for landscaped buffers, similar to surrounding properties. There does not appear to be excess or surplus land.

Utilities	All customary municipal services and utility hookups are provided.

Soil Information	No adverse conditions were readily apparent.

Flood Hazard	According to the Federal Emergency Management Agency (FEMA), the subject property is within the AE flood zone, which is within 250 feet of multiple flood zones. The corresponding map number is 420188-0466F dated May 18, 1999.

Easements and Encroachments	No title report or survey showing the location of easements was provided in connection with this assignment. Thus, it is not possible to make a definitive conclusion regarding any potential impacts on value of the location of any such easements or encroachments. Visual observations of the site revealed no adverse easements or encroachments. It appears as though the site is encumbered by utility and access easements typical of a developed site. It is specifically assumed that any easements, restrictions or encroachments that might appear against the title would have no adverse impact on its marketability.

Environmental	No readily observable adverse environmental site conditions were noted. No environmental reports were provided for review.

Accessibility/Visibility	Main ingress and egress to the property is via Mill Creek Road. Accessibility is good.

Improvements	A 722-unit garden apartment complex completed in 1969 with 32 apartment buildings, a clubhouse, a tennis court, a swimming pool, playgrounds, a mini mart, and mature landscaping. The property is 95.8% occupied and is in average physical condition.

Conclusions	The physical attributes of the site are well suited for the existing development and use.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 11
SITE MAP
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 12

IMPROVEMENT ANALYSIS

Year Built/Renovated	The facility was completed in 1969 as a garden-style apartment complex. There were no major renovations within the last three years.

Layout & Configuration	The complex consists of 32, two-story garden apartment buildings containing 722 apartments with a rentable area of 660,220 square feet. The buildings are sited along internal drives that are integrated with the parking lots. There is a mini mart with four commercial units located along Mill Creek Road at the main entrance to the property, which is also part of the subject.

Leasable Area/Unit Mix	The following chart summarizes the unit mix and sizes of the various floor plans as indicated by review of a client provided rent roll data and floor plans.
UNIT MIX AND FLOOR AREAS

Unit Code	Unit Type	Mix	Size	Total SF

1A10	1B/1B S	22	585	12,870
1B10	1B/1B L	24	620	14,880
1C10	1B/1B w Den	252	905	228,060
2A10	2B/1B S	276	930	256,680
2B10	2B/1B L	24	950	22,800
2A20	2B/2B	62	985	61,070
2B20	2B/2B w Den	62	1,030	63,860

Total/Avg		722		660,220

Source: Client provided rent roll data and floor plans; compiled by KTR

EXTERIOR
Structure	The foundations consist of reinforced concrete slabs poured on grade. Structural framing is wood stud walls with interior gypsum-clad drywall.

Floors	The floors are constructed of engineered wood trusses.

Walls	The exterior of the buildings are vinyl siding or brick.

Windows	Individual unit windows are double pane glass set in aluminum frames. Entry doors are metal set in wood frame. Sliding glass doors provide access to the balconies.

Roof	The buildings have single pitched roofs with composition shingles.

INTERIOR FINISHES
Walls and Ceilings	Textured and painted drywall

Flooring	Flooring consists of carpeting and tile.

Kitchens	Typical appliance package includes a refrigerator/freezer, a stove and dishwasher. Cabinets are wood and countertops are for-mica.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 13

Bathrooms	Shower/tub, toilet, vanity with sink and mirrored medicine cabinet. Tubs have ceramic tile wainscoting.

MECHANICAL SYSTEMS
HVAC	Cool air and heat is provided by individual split systems with exterior condensers. The system is similar to competing properties.

Electric Service	Adequate electric service is provided. Each apartment has a separate panel.

Plumbing	Each unit is serviced by an individual electric water heater.

Fire Protection	The subject property is not equipped with a fire sprinkler system. The apartments are eqquipped with smoke detectors.

ANCILLARY AREAS
Landscaping	Landscaping is of mature vegetation. Native trees and shrubs are plentiful throughout the common areas. Seasonal color is provided in beds along the main entrance points and near the pool and office area.

Parking	The internal drive incorporates the surface parking lots. There are reportedly 1,484 parking spaces. The drives and parking lots are alsphat paved.

Recreational Amenities	A tennis court, a swimming pool, a playground, a gym, a clubhouse and mature landscaping.

FF&E
Personal Property	The subject property has office furnishings and equipment for the staff in the office and various chairs and tables for the barbeque area. Kitchen appliances are also part of personal property. The FF&E are similar to competitive properties.

ELEMENTS OF DEPRECIATION

Based on our field inspection, we note that some elements of depreciation are present at the subject property.

Physical Deterioration	The overall physical condition is good with adequate maintenance levels. Physical deterioration is primarily limited to general aging and normal wear and tear. No material elements of deferred maintenance were noted during the appraiser’s inspection of the property. Carpet and mechanical equipment in the individual units are updated and/or replaced on an as-needed basis. According to Marshall Valuation Service, buildings similar to the subject property have an economic life of approximately 50 years. The actual average age of the property is estimated to be 41 years. As a result of on-going maintenance, the effective age is estimated to be less than the actual age of the improvements. The effective age is estimated at 25 years.

Capital Improvements	No major capital improvements are planned in the near term.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 14

Functional Obsolescence	The subject property’s design, systems and floor plans are consistent with traditional garden style apartment complexes. The property has operated at rental rates and occupancy levels that are consistent with that of other similar properties within the influencing market, attesting to its functional adequacy. Considering these factors, no functional obsolescence is noted.

External Obsolescence	External obsolescence is a loss in value resulting from conditions that are present outside the subject property and is usually incurable. No external obsolescence was noted.

Conclusions	The subject improvements have adequate functional utility, conform well to the general character of the neighborhood and is generally similar to competitive properties.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 15

ZONING ANALYSIS

Introduction	According to Falls Township, the subject property is situated in an HR High-Density Residential District. The purpose and intent of this district is to provide areas for attached dwellings at appropriate locations on arterial and collector streets and near convenient shopping, to broaden the Township’s housing base and therefore serve a greater variety of housing needs, to provide reasonable standards to prevent overcrowding of land, to regulate the density of population and to avoid undue congestion in the streets, to allow for the harmonious development of attached dwellings and to create conditions conducive to carrying out the broad purposes of this chapter.

The principal permitted uses includes all low-density dwellings, townhouses and other attached dwellings, garden apartments and high-rise apartments. No commercial uses are permitted under the HR zone.

The bulk restrictions in the HR High-Density Residential District are summarized in the following table.
HR — HIGH DENSITY RESIDENTIAL DISTRICT

RESTRICTION	SIZE

Minimum lot area	6 acres
Minimum lot frontage	200 feet
Minimum lot width	200 feet
Minimum lot depth	600 feet
Minimum perimeter yard	35 feet
Minimum distance between buildings, no facing windows	50 feet
Maximum building coverage	15%
1.75 per each one-bedroom;
2 per each two-bedroom;
Minimum Parking	1 guest space for each 10 units

Source: Falls Township Code of Ordinances; Compiled by KTR.

Conclusions	The subject has a rentable area of 660,220 square feet. As all the residential dwellings are two-story buildings, the footprint of the building is 330,110. The building coverage is less than 15%. According to management, there are 1,484 parking spaces at the site, which is greater than the minimum requirement set forth by the zoning code. The residential portion of the subject appears to represent a legal and conforming use.

The subject also includes a mini mart with four commercial tenants, which mainly serve the subject’s residents. As commercial use is not permitted under HR zone, this portion is considered a legal but non-conforming use.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 16

REAL ESTATE ASSESSMENTS AND TAXES

Overview	According to the Falls Township tax record, the subject property is identified as Parcel Number 13-040-005. The taxable value is multiplied by the current millage rate to calculate the taxes payable. Revaluation occurs every year. The subject’s current assessment is shown below.
SUBJECT PROPERTY ASSESSMENT

Land Value	Building Value	Taxable Value

$490,000	$3,830,000	$4,320,000

Source: Falls Township Finance Office

Comparable Assessments	Similar properties within the area were surveyed to ascertain the reasonableness of the subject’s current assessment. The subject’s current assessment is $5,983 per unit. The comparables range between $5,320 and $7,075 per unit. The subject’s assessment is within the comparable range. Based on discussions with the Assessor, the assessment appears reasonable and has been processed.
TAX COMPARABLES

		Assessed	Year	Assessed	Assessment
Property Name	Tax ID	Value	Built	Units	Per Unit

Village of Pennbrook (Subject)	13-040-005	$4,320,000	1969	722	$5,983
Chesterfield	22-049-078, 078-1, 080	$1,330,400	1968	247	$5,386
Orangewood	05-041-009	$1,702,400	1967	320	$5,320
Raquet Club	22-039-074, 22-059-034	$3,297,000	1970	466	$7,075

Source: Falls Township Finance Office, compiled by KTR

Mill Rate	Mill rates have remained relatively stable over the past several years. The 2011 mill rates for the County, Township and school are 7.22, 21.94 and 150.30, respectively for a total of 179.46.

Real Estate Tax Projection	Future increases in reassessments are expected to reflect annual increases near the anticipated inflation rate during the same period. Tax rates are expected to remain relatively stable. The total amount is anticipated to increase at a rate near the long-term average inflation rate.

Tax Calculation	The subject’s real estate tax liability is calculated utilizing the current assessment and the current tax rate, which equates to $775,267. It has been processed in the valuation.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 17

APARTMENT MARKET ANALYSIS

Area Apartment Market	According to a market study performed by REIS, a national commercial real estate data source, the subject is located in the Lower Bucks submarket. The immediate area is comprised of garden style apartment complexes, vacant land and commercial uses. REIS indicates that as of the 4th quarter 2010, the most recent data available, the vacancy rate in the submarket was 4.1%, lower than the previous quarter of 4.8%. The median asking rent in the Lower Bucks submarket is $881 per unit, with studios asking for $606 per month, one-bedroom units $824 per month and two-bedroom units $1,028 per month. It is reported that there has been no new constructions in the subject’s Lower Bucks County, while the absorption during the past year was 156 units.

Subject Property	The subject units have average sizes and finishes consistent with that of the market. According to the April 28, 2011 rent roll, the subject’s current contract rents average $960.85 per month. The one-bedroom apartments range between $682.00 and $1,127.00 per month; the two-bedroom/one bathroom units range between $787.00 and $1,249.00 per month and the two-bedroom/two bathroom units range between $905.00 and $1,364.00 per month.

Per the rent roll, there were 20 units reported to be vacant. The asking rents for the one-bedroom apartments range between $797 and $903 per month; the two-bedroom/one bathroom apartments range between $1,192 and $1,199 per month and the two-bedroom/two bathroom units range between $1,227 and $1,289 per month.

Competitive Set	In order to determine the reasonableness of the subject’s asking rents, a survey of comparable apartment complexes in the market was conducted. The subject competes with a number of properties in the area. All of the properties are in close proximity to the subject and define the range of property, unit types and rental rates available in the market. The information regarding the rent comparables was obtained through physical inspections and direct interviews with rental agents and property managers. The following map illustrates the location of the comparable properties in relation to the subject. Data sheets summarizing details of the comparable properties follow the map.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 18
COMPARABLE RENTAL MAP
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 19

COMPARABLE RENTAL 1	Chesterfield
1338 Veterans Highway
Levittown, PA 19056

Units	247

Year Built	1968

Occupancy	97%

Amenities	Central AC, balcony/patio, cable ready, dishwasher, microwave, refrigerator. Complex amenities include a laundry facilities, swim club, fitness center, and community room.

Concessions	Prices change often and rents for individual floor plans are reduced as needed to help bolster occupancy. There are currently no concessions being offered at this comparable.
RENTAL DATA

Type	Size	Rent	Rent/SF

1-Bed/1-Bath	570-690	$800-$880	$1.16- $1.54
2-Bed/2-Bath	835	$1,020-$1,075	$1.22- $1.29

Comments	It is located approximately 4.3 miles west of the subject property. This property is in similar condition with superior amenities.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 20

COMPARABLE RENTAL 2	Orangewood
6535 Mill Creek Road
Levittown, PA 19057

Units	320

Year Built	1967

Occupancy	N/A

Amenities	Gas heat and air conditioning, electric stove, cable TV, patio/balcony and kitchens with standard appliances. Oak kitchen cabinets and white ceramic tile bath in selected units. Complex amenities include a laundry facilities, a swimming pool and playground.

Concessions	Prices change often and rents for individual floor plans are reduced as needed to help bolster occupancy. There are currently no concessions being offered at this comparable.
RENTAL DATA

Type	Size	Rent	Rent/SF

1-Bed/1-Bath	890-910	$915-$960	$1.01-$1.08
2-Bed/1-Bath	1,080-1,100	$1,080-$1,135	$0.98-$1.05

Comments	It is located approximately 2.5 miles southwest of the subject property. This property is in similar condition and offers comparable amenities.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 21

COMPARABLE RENTAL 3	Hidden Forest
502 Hidden Forest Court
Fairless Hills, PA 19030

Units	238

Year Built	1973

Occupancy	95%

Amenities	Ceiling fans, closets, dishwasher, disposal, washer/dryer in unit and kitchens with standard appliances. Complex amenities include BBQ/Picnic area, business center, clubhouse, pool, playground, laundry facilities.

Concessions	Prices change often and rents for individual floor plans are reduced as needed to help bolster occupancy. The subject is currently offering $855 per month for available one-bedroom units.
RENTAL DATA

Type	Size	Rent	Rent/SF

1-Bed/1-Bath	727	$910-$930	$1.25-$1.28
2-Bed/1-Bath	872	$1,090-$1,110	$1.25-$1.27
2-Bed/2-Bath	895-912	$1,160-$1,200	$1.30-$1.32

Comments	It is located approximately 2.4 miles west of the subject property. This property is in similar condition; however, it has in-unit washer/dryers that is considered superior to the subject.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 22

COMPARABLE RENTAL 4	Raquet Club
1970 New Rodgers Road
Levittown, PA 19057

Units	466

Year Built	1970

Occupancy	97%

Amenities	Ceiling fans, closets, dishwasher, disposal, washer/dryer in unit and kitchens with standard appliances. Complex amenities include BBQ/Picnic area, fitness center, tennis courts, clubhouse, pool, playground, laundry facilities.

Concessions	Prices change often and rents for individual floor plans are reduced as needed to help bolster occupancy. There are currently no concessions being offered at this comparable.
RENTAL DATA

Type	Size	Rent	Rent/SF

1-Bed/1-Bath	773-831	$925-$1,060	$1.11-$1.37
2-Bed/2-Bath	1,000-1,100	$1,130-$1,610	$1.13-$1.55

Comments	It is located approximately 4.2 miles southwest of the subject property. This property is in similar condition; however, it has superior amenities.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 23

ANALYSIS	The comparable rental properties are all in the vicinity of the subject property. The comparable properties were constructed between 1967 and 1973. The units and complex amenities are similar to the subject. The rental rates illustrated by the comparable properties provide a good indication as to the appropriate market rent of the subject property.

One-Bedroom Units	The subject property offers three one-bedroom unit floor plans, which are 585, 620 and 905 square feet, respectively with average asking rents ranging between $797 and $903 per month or $1.00 to $1.36 per square foot. The comparable one-bedroom units range in size from 570 to 910 square feet and have monthly asking rents ranging from $800 to $1,060 per month or $1.01 to $1.54 per square foot.
ONE-BEDROOM FLOOR PLANS

	Unit Size	Rent/Month	Rent/SF	Comment

Subject	585	$797	$1.36	Subject
	620	$825	$1.33	Subject
	905	$903	$1.00	Subject
Chesterfield	570-690	$800-$880	$1.16-$1.54	Similar
Orangewood	890-910	$915-$960	$1.01-$1.08	Similar
Hidden Forest	727	$910-$930	$1.25-$1.28	Superior
Raquet Club	773-831	$925- $1,060	$1.11-$1.37	Similar

Subject Range	585-905	$797-$903	$1.00-$1.36
Comparable Range	570-910	$800- $1,060	$1.01-$1.54

The subject’s asking rents are roughly bracketed by the competing properties, with the small one-bedroom units asking just below the low end of the comparable range. After considering variances for unit size and amenity packages, the subject’s asking rents for the one-bedroom floor plans appear reasonable and have been processed at $800 per month for the 585 square foot units, $825 for the 620 square foot units and $905 for the 905 square foot units.

Two-Bedroom/One Bath Units	The subject property offers two two-bedroom/one-bath unit floor plans, which are 930 and 950 square feet, respectively with average asking rents between $1,192 and $1,199 per month or $1.26 to $1.28 per square foot. The comparable two-bedroom/one bathroom units range in size from 872 to 1,100 square feet and have monthly asking rents ranging from $1,080 to $1,135 per month or $0.98 to $1.27 per square foot.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 24
TWO-BEDROOM/ONE BATH FLOOR PLANS

	Unit Size	Rent/Month	Rent/SF	Comment

Subject	930	$1,192	$1.28	Subject
	950	$1,199	$1.26	Subject
Orangewood	1,080-1,100	$1,080-$1,135	$0.98-$1.05	Similar
Hidden Forest	872	$1,090-$1,110	$1.25-$1.27	Similar

Subject Range	930-950	$1,192-$1,199	$1.26-$1.28
Comparable Range	872-1,100	$1,080-$1,135	$0.98-$1.27

The subject’s asking rents are higher than the competing properties on a monthly basis and at the high end of the comparable range on a square foot basis. After considering variances for unit size and amenity packages, the subject’s asking rents for the two-bedroom/one-bath floor plans appear slightly above market. As the average contract rents for these two unit types at the subject are $969 and $1,027 per month, respectively, we have concluded the market rent for the subject’s two-bedroom one-bath units at $975 and $1,025, respectively.

Two-Bedroom/Two Bath Units	The subject property offers two two-bedroom/two-bath unit floor plans, which are 985 and 1,030 square feet, respectively with average asking rents of $1,227 and $1,289 per month or $1.25 per square foot. The comparable two-bedroom/two bathroom units range in size from 835 to 1,100 square feet and have monthly asking rents ranging from $1,020 to $1,610 per month or $1.13 to $1.55 per square foot.
TWO-BEDROOM/TWO BATH FLOOR PLANS

	Unit Size	Rent/Month	Rent/SF	Comment

Subject	985	$1,227	$1.25	Subject
	1,030	$1,289	$1.25	Subject
Chesterfield	835	$1,020-$1,075	$1.22-$1.29	Similar
Hidden Forest	895-912	$1,160-$1,200	$1.30-$1.32	Superior
Raquet Club	1,000-1,100	$1,130-$1,610	$1.13-$1.55	Similar

Subject Range	985-1,030	$1,227-$1,289	$1.25
Comparable Range	835-1,100	$1,020-$1,610	$1.13-$1.55

The subject’s asking rents are bracketed by the competing properties. After considering variances for unit size and amenity packages, the subject’s asking rents for the two-bedroom/two bathroom floor plans appear reasonable and have been processed at $1,225 per month for the 985 square foot units and $1,290 for the 1,030 square foot units.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 25

Conclusion	The subject is expected to continue to capture its fair share of the market at the indicated economic rates. The subject’s potential gross rent is summarized in the following chart:
SUMMARY OF MARKET RENT POTENTIAL

Type	Mix	Size	Total Area	Rent	Rent/SF	Total Rent

1B/1B S	22	585	12,870	$800	$1.37	$17,600
1B/1B L	24	620	14,880	$825	$1.33	$19,800
1B/1B w Den	252	905	228,060	$905	$1.00	$228,060
2B/1B S	276	930	256,680	$975	$1.05	$269,100
2B/1B L	24	950	22,800	$1,025	$1.08	$24,600
2B/2B	62	985	61,070	$1,225	$1.24	$75,950
2B/2B w Den	62	1,030	63,860	$1,290	$1.25	$79,980

Totals/Averages	722	914	660,220	$990	$1.08	$715,090
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 26

HIGHEST AND BEST USE

Introduction	Highest and Best Use is defined by the Appraisal Institute in The Dictionary of Real Estate Appraisal, Fifth Edition, Chicago, Illinois, Appraisal Institute, 2010, which states:

That reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility and maximum productivity.

There are typically two Highest and Best Use scenarios: the Highest and Best Use of the property as vacant and the Highest and Best Use of the site as if improved.

HIGHEST AND BEST USE AS VACANT

Highest and Best Use As Vacant is defined as “among all reasonable, alternative uses, the use that yields the highest present land value, after payments are made for labor, capital, and coordination. The use of a property based on the assumption that the parcel of land is vacant or can be made vacant by demolishing any improvements.”

The site is zoned within the HR-High Density Residential Zoning District that allows for a variety of residential uses. The maximum value of a property is typically realized when a reasonable degree of homogeneity is present. Thus, conformity in use is usually a highly desirable aspect of real property, since it creates and/or maintains value. The immediate area is primarily developed with garden style apartment complexes, vacant land and commercial uses. Based on the principal of conformity and the subject’s zoning, the highest and best use of the property, if vacant, is residential development.

HIGHEST AND BEST USE AS IMPROVED

Highest and Best Use As Improved is defined as “the use that should be made of a property as it exists. An existing property should be renovated or retained as is so long as it continues to contribute to the total market value of the property, or until the return from a new improvement would more than offset the cost of demolishing the existing building and constructing a new one”.

The subject represents a legal, conforming improvement relative to current zoning restrictions. No redevelopment of the site would provide a greater return to the land. Based on the fact that the potential income associated with the existing improvements provides a fair return to the land with residual income to the improvements, the highest and best use of the subject, as improved, is its current use.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 27

VALUATION PROCESS

INTRODUCTION	There are three traditional approaches that can be employed in establishing the market value of the subject property. In practice, an approach to value is included or omitted based on the property type and the quality and quantity of information available in the marketplace. These approaches and their applicability to the valuation of the subject are summarized as follows.

Income Approach	The Income Capitalization Approach is based on the premise that value is derived by converting anticipated benefits into property value. Anticipated benefits include the present value of the net income and the present value of the net proceeds resulting from the re-sale of the property.

There are two methods of accomplishing this: (1) direct capitalization of a single year’s income by an overall capitalization rate and; (2) the discounted cash flow in which the annual cash flows and reversionary value are discounted to a present value for the remainder of the property’s productive life or over a reasonable holding (ownership) period.

The subject property has an adequate operations history to determine the income-producing capabilities over the near future. In addition, performance levels of competitive properties serve as an adequate check as to the reasonableness of the subject property’s actual performance. As such, the income capitalization approach is utilized in this appraisal.

Sales Comparison	The sales comparison approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in and central to this approach is the principle of substitution. This comparative process involves judgment as to the similarity of the subject property and the comparable sales with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition and the interest transferred, among others. The value estimated through this approach represents the probable price at which the subject property would be sold by a willing seller to a willing and knowledgeable buyer as of the date of value.

The reliability of this technique is dependent upon the availability of comparable sales data, the verification of the sales data, the degree of comparability and extent of adjustment necessary for differences and the absence of atypical conditions affecting the individual sales prices. Although the volume of sales activity has decreased as a result of market conditions, research revealed adequate sales activity to form a reasonable estimation of value via this approach.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 28

The Cost Approach	The application of the cost approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than the cost to develop a substitute property of equivalent desirability and utility. In the case of a new building, no deficiencies in the building should exist. The Cost Approach is typically only a reliable indicator of value for (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no external obsolescence. In all instances, the issue of an appropriate entrepreneurial profit — the reward for undertaking the risk of construction — remains a highly subjective factor.

Investors are generally not buying, selling, or lending with reliance placed on the Cost Approach. Furthermore, based on the age of the improvements, the Cost Approach would lend little insight into the market value of the property. Accordingly, the Cost Approach has been excluded from the scope of this appraisal.

Reconciliation	The final step in the appraisal process is to reconcile the various value indications into a single estimate. Each approach is reviewed in order to determine its appropriateness relative to the subject. The accuracy of the data available and the quantity of evidence are weighted in each approach. The resulting estimate represents the subject property’s market value as defined in the appraisal.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 29

INCOME CAPITALIZATION APPROACH

Introduction	The Income Capitalization Approach is based on the theory that value is the present worth of future benefits. The future benefits of ownership consist of the present worth of the net income which will accrue to the owner of the property, plus the present value of the net proceeds resulting from the eventual disposition of the property. The two most commonly used techniques of converting net income into value in the Income Capitalization Approach are Direct Capitalization and the Discounted Cash Flow Analysis.

The Direct Capitalization method is considered most relevant and has been processed. Direct Capitalization is a method utilized to convert a single year’s estimate of net income (before debt service) into an indication of value by the use of an Overall Capitalization Rate.

REVENUE ANALYSIS
Potential Gross Income	The potential gross income from the apartment has been calculated to be $715,090 per month or $8,581,080 for the appraised year based on the analysis and conclusions derived in the Apartment Market Analysis section.

Loss to Lease	Loss to lease considers a loss in income due to leases in effect, whereby effective rental rates are lower than asking or market rental rates. In the case of the subject property, the loss to lease also accounts partially for concessions that are offered in the form of reduced rent.

The operating statements under review indicate the historical loss to lease was positive 0.1 percent of gross potential rent in 2008, positive 7.1 percent in 2009 and negative 0.9 percent in 2010. Loss to lease was not budgeted for 2011. The submitted April 28, 2011 rent roll indicated a loss to lease of approximately negative 12.6 percent. Considerate of the historical data, a loss to lease of negative 2.0 percent of gross rent potential has been processed.

Concessions	Concessions within the subject’s influencing area are common. Each of the properties surveyed as rent comparables offer some form of rent concession. The concessions consist of reduced rent or free rent over a portion of the lease term.

According to operating statements under review, concessions were 1.6 percent in 2008, 2.4 percent in 2009 and 2.1 percent in 2010. Based on the historical experience, concessions of 2.0 percent have been processed in this analysis.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 30

Vacancy/Credit Loss	The subject was reportedly 94.6% occupied in 2008, 89.6% percent occupied in 2009, 95.5% occupied in 2010 and is budgeted at 95.0% in 2011. As of the April 28, 2011 rent roll, the property was 97.2% occupied. The 2010 and current occupancy levels are consistent with the range of occupancy levels reported by competitors in the immediate vicinity. Occupancy levels for the competing properties in the influencing market are outlined as follows:
OVERVIEW OF COMPETITIVE OCCUPANCY LEVELS

Property	Year Built	Total Units	Occupancy

Chesterfield	1968	247	97%
Hidden Forest	1973	238	95%
Raquet Club	1970	466	97%

The subject occupancy is currently operating at stabilized occupancy. The subject should reasonably maintain this level into the foreseeable future. In addition to vacancy, the 2011 budget include a 1.0 percent allowance for bad debt. A stabilized vacancy and credit loss of 5.0 percent has been utilized in this appraisal.

Commercial Rent	There is a mini-mart at the subject that includes four commercial tenants. According to the leases, the total commercial rent in the 2011 appraisal year will be $116,091, which has been applied in the analysis.

Miscellaneous Income	Typically, apartment projects receive additional revenue from sources such as utility reimbursements, vending, application fees, late fees, bad check charges and deposit forfeitures. Income receipts at the subject property were $1,647 per unit in 2008, $1,811 per unit in 2009, $1,650 per unit in 2010 and are budgeted at $1,692 per unit in 2011. This income is projected based on the 2011 budget at $1,700 per unit.

Non-income Producing Units	There are two model units at the subject and a deduction from potential gross income was applied in 2008, 2009 and 2010. This line item was not budgeted in 2011; however, the model units still exist. Accordingly, market rent has been applied to these units and deducted from the gross potential income equating to $22,560 for the appraised fiscal year.

OPERATING EXPENSES	In order to estimate expenses for the subject property, we have analyzed the subject’s operating expenses for 2008, 2009 and 2010 as well as the budget for 2011. These historical and budgeted amounts have been compared to the median dollar amount per unit reported by IREM for garden apartments in the Philadelphia Area. The subject’s operating statements under review have been reconstructed and summarized as follows.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 31
RECONSTRUCTED OPERATING STATEMENTS

No. of Units	722			722			722			722			2010 IREM
Year	2008			2009			2010			2011 Budget			Median $/Unit
	Actual	Per Unit	Percent	Actual	Per Unit	Percent	Actual	Per Unit	Percent	Budget	Per Unit	Percent	Philly MSA

INCOME			% of GRP			% of GRP			% of GRP			% of GRP

Gross Rent Potential (Market Rent)	$8,743,346	$12,110	100.0%	$8,085,754	$11,199	100.0%	$8,366,946	$11,589	100.0%	$8,249,268	$11,426	100.0%
Loss to Lease	$10,563	$15	0.1%	$576,207	$798	7.1%	$(75,951)	$(105)	-0.9%	$0	$0	0.0%
Concessions	$(141,940)	$(197)	-1.6%	$(192,589)	$(267)	-2.4%	$(179,159)	$(248)	-2.1%	$(55,845)	$(77)	-0.7%
Vacancy/Credit/Non-revenue Units	$(471,355)	$(653)	-5.4%	$(841,524)	$(1,166)	-10.4%	$(374,470)	$(519)	-4.5%	$(457,975)	$(634)	-5.5%

Net Rental Income (NRI)	$8,140,614	$11,275	93.1%	$7,627,848	$10,565	94.3%	$7,737,366	$10,717	92.5%	$7,735,448	$10,714	93.8%
Commercial Income	$67,368	$93	0.8%	$73,740	$102	0.9%	$99,976	$138	1.2%	$115,991	$161	1.4%
Other Income	$1,189,324	$1,647	13.6%	$1,307,571	$1,811	16.2%	$1,191,466	$1,650	14.2%	$1,221,922	$1,692	14.8%
Administrative Units	$(23,226)	$(32)	-0.3%	$(21,931)	$(30)	-0.3%	$(23,076)	$(32)	-0.3%	$0	$0	0.0%

Total Property Income (EGI)	$9,374,080	$12,983	107.2%	$8,987,228	$12,448	111.2%	$9,005,732	$12,473	107.6%	$9,073,361	$12,567	110.0%

EXPENSES			% of EGI			% of EGI			% of EGI			% of EGI

Utilities	$924,337	$1,280	9.9%	$853,701	$1,182	9.5%	$918,134	$1,272	10.2%	$884,649	$1,225	9.7%	$1,103
Maintenance & Repairs	$619,883	$859	6.6%	$628,974	$871	7.0%	$633,290	$877	7.0%	$550,370	$762	6.1%	$770
Payroll	$818,354	$1,133	8.7%	$849,180	$1,176	9.4%	$846,120	$1,172	9.4%	$904,583	$1,253	10.0%	$792
Marketing	$81,217	$112	0.9%	$59,746	$83	0.7%	$89,518	$124	1.0%	$80,103	$111	0.9%	$451
Administration/Office	$132,111	$183	1.4%	$200,911	$278	2.2%	$224,245	$311	2.5%	$256,652	$355	2.8%	$594
Management Fee	$459,881	$637	4.9%	$444,525	$616	4.9%	$445,320	$617	4.9%	$453,774	$628	5.0%	$451
Insurance	$246,286	$341	2.6%	$210,649	$292	2.3%	$224,488	$311	2.5%	$214,225	$297	2.4%	$234
Real Estate Taxes	$725,478	$1,005	7.7%	$751,805	$1,041	8.4%	$763,024	$1,057	8.5%	$790,903	$1,095	8.7%	$1,081
Reserves	$0	$0	0.0%	$0	$0	0.0%	$0	$0	0.0%	$0	$0	0.0%	$0

TOTAL EXPENSES	$4,007,547	$5,551	42.8%	$3,999,491	$5,539	44.5%	$4,144,139	$5,740	46.0%	$4,135,259	$5,728	45.6%	$5,476

NET OPERATING INCOME	$5,366,533	$7,433	57.3%	$4,987,737	$6,908	55.5%	$4,861,593	$6,734	54.0%	$4,938,102	$6,839	54.4%

Source: Client Submitted Information; compiled by KTR
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 32

Overview	All of the expenses have fluctuated during the past couple of years. In general, expenses are consistent with market data and reflect stabilized operations. No major changes in operations are expected or appear to be required. Expenses are expected to grow at the average annual inflation rate. Each of the expense items is discussed separately below.

Utilities	This expense line item includes charges for common area and individual unit gas, electricity, water/sewer and trash collection. Utility charges are offset by applicable tenant reimbursements. At the subject property, electric is directly metered, while water, gas and trash are billed to tenants.

Utility expenses fluctuate with occupancy, weather and changes in supply costs. The utility expenses at the subject property were $1,280 per unit in 2008, $1,182 per unit in 2009, $1,272 per unit in 2010 and are budgeted at $1,225 per unit in 2011. The IREM survey indicated that the median for garden complexes in the area is $1,103 per unit, slightly below the historical and budgeted amounts. Based on the historical expenses, a projection of $1,250 per unit or $902,500 is processed for the utility expense.

Repairs & Maintenance	This expense item includes charges for general maintenance and repairs, alarm monitoring and protection services, landscaping and make-ready/turnover. The property appears adequately maintained with no noticeable items of deferred maintenance observed during the walk-thru.

The repairs and maintenance expense at the subject property were $859 per unit in 2008, $871 per unit in 2009, $877 per unit in 2010 and is budgeted at $762 per unit in 2011. The IREM survey indicated that the median for garden complexes in the area is $770 per unit, below the historical reported amounts. Our projection is based on the average of the past three years operating history, or $870 per unit or $628,140. A separate Reserves category has been processed in this analysis.

Payroll	This expense includes payroll and benefits for the property manager, leasing agent(s), housekeeping and maintenance personnel. The payroll expense were $1,133 per unit in 2008, $1,176 per unit in 2009, $1,172 per unit in 2010 and is budgeted at $1,253 per unit in 2011. The IREM survey indicated that the median for garden complexes in the area is $792 per unit, below the historical and budgeted amounts. Based on the subject’s historical expense data, the budgeted payroll expense appears reasonable and has been processed at $1,250 per unit or $902,500.

Marketing	This expense includes advertising, the cost of resident and locator referrals, internal leasing commissions, brochures, newsletters and resident activities. The historical marketing charges at the subject property were $112 per unit in 2008, $83 per unit in 2009, $124 per unit in 2010 and is budgeted at $111 per unit in 2011. The IREM survey reported a marketing expense of $451 per unit. Based on the historical data and the subject’s current occupancy, the budget appears reasonable and has been rounded to $110 per unit or $79,420 is processed. The IREM report appears excessive given the subject’s relatively consistent history.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 33

Administration/Office	This category includes administrative charges and costs associated with the running of the management/leasing office including telephone service, office supplies equipment rental, computers, etc. The administrative expense at the subject property were $183 per unit in 2008, $278 per unit in 2009, $311 per unit in 2010 and is budgeted at $355 per unit in 2011. The IREM survey indicated that the median for garden complexes in the area is $495 per unit, above the historical and budgeted amounts. Based on subject’s own operating experience, an administrative expense of $300 per unit or $216,600 is processed.

Management Fee	In the local market management services are typically a function of the revenues produced by the property, usually between 2.0 and 5.0 percent of collections. Based on historical operating statements under review, the subject property was managed for a fee that is equivalent to approximately 5.0 percent of collected income. In consideration of market standards, however, we have processed a market oriented management fee of 3.0 percent of the effective gross income.

Insurance	Insurance includes fire, liability, theft, and boiler, exclusive of the premiums paid to employee benefit plans. The historical insurance expenses at the subject property were $355 per unit in 2008, $274 per unit in 2009, $297 per unit in 2010 and are budgeted at $298 per unit in 2011. The IREM survey indicated that the median for garden complexes in the area is $178 per unit, below the historical and budgeted amounts. Based on the historical data, the budgeted insurance expense has been rounded to $300 per unit or $31,200 annually.

Real Estate Taxes	Real estate taxes are processed as discussed within the Real Estate Assessment and Tax Analysis section of this appraisal. The real estate tax projection is $775,267.

Reserves	Prudent management budgets a certain amount each year in a sinking fund to replace short-lived items, including kitchen appliances and cabinets, bathroom fixtures and tiling, flooring repairs, HVAC replacement and common elements such as the roof, exterior wood and parking areas. Reserves for replacement, while typically not found in submitted operating statements, are necessary in estimating a realistic operating budget so as to maintain the habitability of the apartments.

Reserves for replacement for a property of this vintage typically range from $200 to $300 per unit. In order to remain competitive, a reserve of $250 per unit is forecast. This amounts to $180,500.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 34

Total Expenses	On a stabilized basis, the subject’s projected expenses including reserves are projected at $4,175,418, or $5,783 per unit. The indicated operating expense ratio is 45.7% when including reserves. The IREM survey indicated total operating expenses below the projected amounts; however, based on the historical data, these expenses are considered reasonable and have been processed.

VALUATION PRO FORMA	The following valuation pro forma summarizes the stabilized income and expenses described above for the appraised fiscal year.
STABILIZED PRO FORMA

Appraised Fiscal Year-ending	5/31/2012
	Total	Per Unit	Percent

INCOME			% of GPI

Gross Rent Potential (Market Rent)	$8,581,080	$11,885	100.0%
Loss to Lease	$(171,622)	$(238)	-2.0%
Concessions	$(171,622)	$(238)	-2.0%
Vacancy/Credit/Non-revenue Units	$(429,054)	$(594)	-5.0%

Net Rental Income (NRI)	$7,808,782	$10,815	91.0%
Commercial Income	$116,091	$161	1.4%
Other Income	$1,227,400	$1,700	14.3%
Administrative Units	$(22,560)	$(31)	-0.3%

Total Property Income (EGI)	$9,129,713	$12,645	106.4%

EXPENSES			% of EGI

Utilities	$902,500	$1,250	9.9%
Maintenance & Repairs	$628,140	$870	6.9%
Payroll	$902,500	$1,250	9.9%
Marketing	$79,420	$110	0.9%
Administration/Office	$216,600	$300	2.4%
Management Fee	$273,891	$379	3.0%
Insurance	$216,600	$300	3.0%
Real Estate Taxes	$775,267	$1,074	8.5%
Reserves	$180,500	$250	2.0%

TOTAL EXPENSES	$4,175,418	$5,783	45.7%

NET OPERATING INCOME	$4,954,295	$6,862	54.3%

Derivation Of Overall Capitalization Rate	This appraisal will consider the following techniques; (a) derivation from comparable sales and (b) investor surveys.

Derivation from Sales	The following table summarizes five sales of garden apartment complexes in the Philadelphia market that closed between May 2010 and March 2011. The overall capitalization rates range from 7.0 to 8.2 percent. The newer properties were traded at lower capitalization rates. This data is directly supportive of the range indicated by the PwC Investor Survey for apartments in the National Apartment Market.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 35
PHILADELPHIA AREA CAPITALIZATION RATES

Address	Sale Date	Size (sf)	Yr Built	Units	Price	Cap Rate

100 Cobblestone Dr, Coatesville	10/29/2010	364,950	2005	350	$34,515,000	7.5%
2311 N Front St, Harrisburg	6/16/2010	216,514	1952	274	$8,500,000	8.2%
2200 Lifestyle Ln, Kutztown	3/9/2011	173,696	2008	184	$29,950,000	7.2%
1400 MacDade Blvd, Woodlyn	6/7/2010	112,750	1964	160	$7,500,000	7.5%
3000-3300 Union Deposit Rd, Harrisburg	5/4/2010	87,746	2005	134	$6,930,000	7.0%

The capitalization rates produced by these sales are a reliable indication as to an appropriate rate for the subject property. Based on recent sales data and considering the age of the subject property, a capitalization rate towards the higher end of the noted range would be reasonable for the subject.

Investor Surveys	According to the PwC Real Estate Investor Survey, First Quarter 2011 rates for apartments reported by survey participants active in the market presently range as shown.
NATIONAL APARTMENT MARKET SURVEY

Overall Capitalization Rate	4.00% - 10.00%	Range
	6.29%	Average
Annual Rent Growth Rate	(2.00%) - 5.00%	Range
	1.34%	Average
Annual Expense Growth Rate	0.00% - 4.00%	Range
	2.46%	Average

Source: PwC Real Estate Investor Survey, First Quarter 2011

As indicated below, overall rates in the National Apartment Market began to increase in the Third Quarter 2008 and continued this trend through the Fourth Quarter of 2009. However, during 2010 and the First Quarter of 2011, average overall rates have decreased by an average of 34.8 basis points per quarter. This data seems to support the overall perception that multi-family housing has passed its nadir and is attracting significant investor interest resulting in appreciation over 2009 levels.
OVERALL CAPITALIZATION RATE TRENDS

Quarter	Average	Basis Point Change
1Q11	6.29%	-22
4Q10	6.51%	-61
3Q10	7.12%	-56
2Q10	7.68%	-17
1Q10	7.85%	-18
4Q09	8.03%	19
3Q09	7.84%	35
2Q09	7.49%	61
1Q09	6.88%	75
4Q08	6.13%	27
3Q08	5.86%	11
2Q08	5.75%	-4
1Q08	5.79%	4
4Q07	5.75%	-1
3Q07	5.76%	-4
2Q07	5.80%	-9
1Q07	5.89%	-8

Source: PwC Real Estate Investor Survey
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 36

Conclusion of OAR	The subject is an average quality apartment complex situated in an established residential neighborhood. The property is proximate to employment centers, shopping and neighborhood support facilities. The subject has unit sizes that reflect market parameters. The amenity package is considered standard when compared to properties in the competitive market.

OARs ranging from 7.0 to 8.2 percent were indicated from comparable sales. Three of the five comparables were fairly recent construction and command lower capitalization rates than the older properties. The PwC survey indicates an average rate for the national apartment market of 6.29 percent. Considering the subject’s age and occupancy, a capitalization rate of 7.5% has been selected.

VALUE BY DIRECT CAPITALIZATION
Stabilized Cash Flow	The stabilized cash flow is based on the previous income and expense discussion.

Valuation	Value is calculated by dividing the stabilized net operating income (including an allowance for Reserves) by the concluded overall capitalization rate. Thus the market value of the leased fee interest is calculated as follows:

$4,954,295 ÷ 7.5% = $66,057,267

Direct Capitalization Value Conclusion
The Market Value of the Leased Fee Interest in the subject property, free and clear of financing, by the Direct Capitalization method of the Income Capitalization Approach, as of June 1, 2011, is rounded to:
SIXTY SIX MILLION ONE HUNDRED THOUSAND DOLLARS
($66,100,000)
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 37
SALES COMPARISON APPROACH

VALUATION METHODOLOGY	The basic steps in processing the sales comparison approach are outlined as follows:

1. Research the market for recent sales transactions, listings, and offers to purchase or sell properties similar to the subject property.

2. Select a relevant unit of comparison and develop a comparative analysis.

3. Compare comparable sale properties with the subject property using the elements of comparison and adjust the price of each comparable to the subject property.

4. Reconcile the various value indications produced by the analysis of the comparables.

REGIONAL SALES MARKET	The local market has been active in terms of investment sales of similar properties. Adequate sales exist to formulate a defensible value for the subject property via sales comparison.

PRESENTATION OF COMPARABLE SALES
To estimate the property value by the sales comparison approach, comparable sales from the influencing market that are most similar to the subject property in terms of age, size, tenant profile and location have been analyzed. The sales are compared on a price-per-unit basis, as this is a common method of comparison for such properties.

The comparable sales summarized in the chart that follows and plotted on the following map, range in price from $86,735 to $111,469 per unit. While these unit prices implicitly contain both the physical and economic factors affecting real estate, these statistics do not explicitly convey many of the details surrounding a specific property. Thus, this single index to the valuation of the subject property has some limitations.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 38
PRESENTATION OF COMPARABLE SALES DATA

	Subject	Sale No. 1	Sale No. 2	Sale No. 3
Name	Village of Pennbrook Apts	Fox Run Apartments	ARK Rushwood	The Woods
Location	9071 Mill Creek Road	60 Fox Run Dr.	10825 E Keswick Road	1410 E Butler Pike
	Levittown, PA	Plainsboro, NJ	Philadelphia, PA	Ambler, PA
Grantor		AG/VP Fox Run Owner, LLC	Korman Financing Partnership	SDCO The Woods, Inc
Grantee		Avalon II New Jersey Value LP	CRP-Grep Rushwood LP	The Wood at Upper Dublin
Sales Price		$86,500,000	$34,000,000	$33,000,000
Sale Date		12/31/2010	11/8/2010	10/5/2010
Year Built	1969	1973	1966	1974
No. of Units	722	776	392	320
Net Rentable Area (SF)	660,220	684,622	404,000	240,467
Avg. Unit Size (SF)	914	882	1,031	751
Occuapncy	95.8%	96.0%	N/A	N/A
Price/SF		$126.35	$84.16	$137.23
Price/Unit		$111,469	$86,735	$103,125
COMPARABLE SALES MAP
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 39

ANALYSIS OF SALES	The comparables are examined by considering the following adjustment factors.

Property Rights Conveyed	The interest being appraised is the Leased Fee Interest. All sales were sold for its Leased Fee Interest and no adjustment for property rights is required.

Financing Terms	The comparable sales were either all cash transactions or were financed by primary lenders at market-oriented rates. Considerate of such, no adjustments for any unusual or atypical financing is required.

Conditions of Sale	Adjustments for conditions of sale usually reflect the motivations of the buyer and the seller. We are not aware of any atypical circumstances regarding any of the comparable sales. Personal property is included as all facilities have similar unit appliances and miscellaneous office and common area FF&E.

Expenditures Made Immediately After Sale
Any required major capital costs incurred by the buyer immediately after the sale is appropriately added to the purchase price. None of the sales required any specific sale price adjustment other than what is included in general comparisons based on condition.

Market Conditions	Comparable sales that occurred under different market conditions than those applicable to the subject property as of the effective date of appraisal require adjustment for any differences that affect their values. The comparable sales occurred between November and December 2010. The market was relatively flat during 2008, however, property values decreased in September 2008 due to the problems associated with the credit market. The market continued to soften somewhat in 2009. In addition, 2010 has been considered relatively flat. As all of the sales occurred in 2010 no adjustments for market conditions have been processed.

Location	An adjustment for location is appropriate when the location characteristics of a comparable property are different from those of the subject. Adjustments have been made on an individual basis.

Physical Characteristics	Physical differences include differences in building size, quality of construction, building materials, age, condition, functional utility and appearance. Adjustments to the comparables have been applied on an individual basis.

Average Unit Size	The subject has an average unit size of 914 square feet. Properties with larger average unit sizes tend to trade at higher prices, all other factors being equal. Conversely, properties with smaller average unit sizes tend to trade at a lower price per unit. The average unit size of each comparable property is compared to the subject and applicable adjustments are applied when warranted.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 40

Amenities	The subject offers a standard amenity package consisting of a swimming pool, tennis courts, a playground and a clubhouse. Adjustments for amenities have been made on an individual basis to account for amenities offered.

The following is a brief description of the relevant building sales considered pertinent in the valuation of the subject property.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 41
Comparable Sale No. 1

Property Name:	Fox Run Apartments
Location:	60 Fox Run Dr.
Neighborhood:	Plainsboro, NJ
Parcel ID:	18-02001-0000-00003, 00017
Date of Sale:	December 31, 2010
Grantor:	AG/VP Fox Run Owner, LLC
Grantee:	Avalon II New Jersey Value LP
Consideration:	$86,500,000
Number of Units:	776
Size (Sq. Ft.):	684,622 square feet
Occupancy:	96%
Price per Unit:	$111,469 per unit
Price per Square Foot:	$126.35 per square foot

Analysis:	No adjustment for market conditions has been processed. The comparable is located in Plainsboro, NJ, which is considered a superior location to that of the subject and accordingly a slight downward adjustment has been applied for location. Age, condition and quality are considered superior requiring a moderate downward adjustment. This comparable’s average unit size is 882 square feet which is considered similar to the subject’s average unit size of 914 square feet and therefore no adjustment has been applied for average unit size. Amenities at the comparable are considered superior and a slight downward adjustment has been applied. Overall, a significant downward adjustment to the market adjusted unit price is warranted.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 42

Comparable Sale No. 2

Property Name:	ARK Rushwood
Location:	10825 E Keswick Road
Neighborhood:	Philadelphia, PA
Parcel ID:	881234700
Date of Sale:	November 8, 2010
Grantor:	Korman Financing Partnership
Grantee:	CRP-Grep Rushwood
Consideration:	$34,000,000
Number of Units:	392
Size (Sq. Ft.):	404,000 square feet
Occupancy:	N/A
Price per Unit:	$86,735 per unit
Price per Square Foot:	$84.16 per square foot

Analysis:	No adjustment for market conditions has been processed. The comparable is located in a similar neighborhood as the subject and no adjustment was applied for location. Age, condition and quality are considered slightly inferior requiring a slight upward adjustment. This comparable’s average unit size is 1,031 square feet which is larger than the subject’s average unit size of 914 square feet and therefore a slight downward adjustment has been applied for average unit size. Amenities at the comparable are considered inferior and a slight upward adjustment has been applied. Overall, a slight upward adjustment to the market adjusted unit price is warranted.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 43

Comparable Sale No. 3

Property Name:	The Woods
Location:	1410 E Butler Pike
Neighborhood:	Ambler, PA
Parcel ID:	54-03241008
Date of Sale:	October 5, 2010
Grantor:	SDCO The Woods, Inc
Grantee:	The Woods at Upper Dublin, PA
Consideration:	$33,000,000
Number of Units:	320
Size (Sq. Ft.):	240,467 square feet
Occupancy:	N/A
Price per Unit:	$103,125 per unit
Price per Square Foot:	$137.23 per square foot

Analysis:	No adjustment for market conditions has been processed. The comparable is located in Ambler, which is considered superior to the subject and accordingly a slight downward adjustment has been applied for location. Age, condition and quality are considered superior requiring a slight downward adjustment. This comparable’s average unit size is 751 square feet which is considered inferior to the subject’s average unit size of 914 square feet and therefore a slight upward adjustment has been applied for average unit size. Amenities at the comparable are considered similar and no adjustment has been applied. Overall, a slight downward adjustment to the market adjusted unit price is warranted.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 44
COMPARABLE SALES ADJUSTMENT GRID

	Subject	Sale No. 1	Sale No. 2	Sale No. 3
Name	Village of Pennbrook Apts	Fox Run Apartments	ARK Rushwood	The Woods
Address	9071 Mill Creek Road	60 Fox Run Dr.	10825 E Keswick Road	1410 E Butler Pike
	Levittown, PA	Plainsboro, NJ	Philadelphia, PA	Ambler, PA
Sale Date		12/31/2010	11/8/2010	10/5/2010

Price per Unit		$111,469	$86,735	$103,125

ADJUSTMENTS
Financing Adjustment		$0	$0	$0

Adjusted for Financing per Unit		$111,469	$86,735	$103,125
Conditions of Sale Adjustment		$0	$0	$0

Adjusted for Special Conditions		$111,469	$86,735	$103,125
Time		0.0%	0.0%	0.0%

Time Adjusted Price per Unit		$111,469	$86,735	$103,125

Location		-5%	0%	-5%
Age/Condition/Quality		-10%	5%	-5%
Average Unit Size		0%	-5%	5%
Amenities		-5%	5%	0%

Total Adjustments (%)		-20%	5%	-5%

Adjusted Price per Unit		$89,175	$91,071	$97,969

VALUE CONCLUSION	After analysis and adjustments, a value range of $89,175 to $97,969 per unit is indicated. Greatest reliance is given to Sale No. 2 as it required the least aggregate and net adjustments and is closer to the subject and a more current sale. This sale indicated a value of $91,071 per unit. Accordingly, a unit value of $91,000 per unit is concluded for the subject property.

722 units x $91,000 per unit = $65,702,000

Accordingly, the Market Value of the Leased Fee interest in the subject property as of June 1, 2011, free and clear of financing, via the Sales Comparison Approach, is rounded to:
SIXTY FIVE MILLION SEVEN HUNDRED THOUSAND DOLLARS
($65,700,000)
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Page 45
RECONCILIATION AND FINAL ESTIMATE OF VALUE

Review	The purpose of this appraisal is to provide an estimate of the market value of the leased fee interest in the subject property, free and clear of financing. The date of value is June 1, 2011. The indicated market value estimates for the real property interest appraised are:

Income Capitalization Approach	$66,100,000
Sales Comparison Approach	$65,700,000

Income Approach	The Income Capitalization Approach seeks to view the subject property’s value from the perspective of the typical investor. This approach reflects the relationship between the income a property is capable of generating and its true value in the marketplace. Typical investors judge the value of a property based upon the quality and quantity of the income generated, as well as the likely impact of market conditions on future income generation. The Income Capitalization Approach, by considering these factors provides a good measure of value for this type of property and has been utilized as the primary approach in concluding to value.

Sales Approach	This approach provides an estimate of value based upon the recent activities of buyers and sellers in the marketplace. This approach is generally considered to be reliable in active markets where the motivations of buyers and sellers are known and the operating characteristics of the properties being transferred are available for scrutiny. Market research revealed adequate sales of properties that are considered comparable to the subject property. The value conclusion derived via this approach is considered directly supportive of that concluded via the Income Approach.

The Cost Approach Conclusions	The Cost Approach was excluded from the scope of this assignment.

Both the Income Capitalization and Sales Comparison Approaches to value have been processed and suggest a market value between $65,700,000 and $66,100,000. Each approach has merit and similar limitations. As noted above, greatest reliance has been placed on the Income Capitalization Approach. Based on the data, analyses and conclusions contained within this appraisal report, the Market Value of the Leased Fee Interest in the subject property, free and clear of financing, as of June 1, 2011 is:
SIXTY SIX MILLION DOLLARS
($66,000,000)
EXTRAORDINARY ASSUMPTION
KTR previously inspected the subject property on March 9, 2011. The scope of work of this appraisal did not include a physical inspection of the subject property. The values derived herein are based on the extraordinary assumption that the physical condition of the subject property has not materially changed since the date of our last inspection. Should this assumption be incorrect, the values reported herein may be materially impacted.
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Addenda
ADDENDA
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Addenda
ADDITIONAL SUBJECT PROPERTY PHOTOGRAPHS
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Addenda

Community view	Community view

Pool	Parking lot/tennis court in distance

Gym	Clubhouse
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Addenda

Living room	Bedroom

Kitchen	Bathroom

Mini mart	Street scene
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Addenda
SUBMITTED INFORMATION
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Addenda
Report Name: P_OS_BudDet_Stnd
Application: _FinRep
Run Date: January 25, 2011 4:23:03
Standard Property Operating Statement Budget Detail
Scenario Budget Ledger: Actual Ledger
Entity: Entity Dept: NODEPT - No Dept
Prop008627 - Village of Pennbrook
For the 12 Months January - December Y2011

User: DMcclure

	January	February	March	April	May	June	July	August	September	October	November	December	Annual Total
INCOME
p500000 - Market Rent	679,123	679,769	681,196	682,704	684,185	686,448	688,657	690,839	693,010	694,459	695,166	693,712	8,249,268
p512300 - Commercial Rent	9,474	9,674	9,674	9,674	9,674	9,674	9,674	9,674	9,674	9,674	9,724	9,724	115,991
p512400 - Straightline Rent Adjustment	(347)	(147)	(147)	(178)	(178)	(178)	(178)	(178)	(178)	(178)	(128)	(128)	(2,143)

Non-Subsidized Rental Income	688,250	689,296	690,723	692,200	693,681	695,945	698,154	700,335	702,506	703,956	704,762	703,308	8,363,115

Gross Potential Rent	688,250	689,296	690,723	692,200	693,681	695,945	698,154	700,335	702,506	703,956	704,762	703,308	8,363,115

p522000 - Vacancy Loss	(27,165)	(26,511)	(25,885)	(25,260)	(28,052)	(30,204)	(33,056)	(34,542)	(22,176)	(24,306)	(25,721)	(27,748)	(330,626)

Vacancy Loss	(27,165)	(26,511)	(25,885)	(25,260)	(28,052)	(30,204)	(33,056)	(34,542)	(22,176)	(24,306)	(25,721)	(27,748)	(330,626)
p625002 - Concessions/Special Promotions	(4,584)	(4,515)	(4,504)	(4,570)	(4,587)	(4,666)	(4,687)	(4,692)	(4,786)	(4,776)	(4,751)	(4,727)	(55,845)

Concessions	(4,584)	(4,515)	(4,504)	(4,570)	(4,587)	(4,666)	(4,687)	(4,692)	(4,786)	(4,776)	(4,751)	(4,727)	(55,845)

Rental Losses	(31,749)	(31,026)	(30,389)	(29,830)	(32,639)	(34,869)	(37,743)	(39,234)	(26,962)	(29,082)	(30,472)	(32,475)	(386,471)

Net Rental Income	656,501	658,269	660,334	662,370	661,043	661,075	660,411	661,101	675,544	674,873	674,290	670,833	7,976,644

p592001 - Late Charges	2,396	2,396	2,396	2,396	2,396	2,396	2,396	2,396	2,396	2,396	2,396	2,396	28,747

Late Charges	2,396	2,396	2,396	2,396	2,396	2,396	2,396	2,396	2,396	2,396	2,396	2,396	28,747
p599004 - Lease Cancellation Fees	14,269	14,269	14,269	14,269	14,269	14,269	14,269	14,269	14,269	14,269	14,269	14,269	171,222
p599014 - Contra Lease Cancellation Fees	(6,099)	(6,099)	(6,099)	(6,099)	(6,099)	(6,099)	(6,099)	(6,099)	(6,099)	(6,099)	(6,099)	(6,099)	(73,183)

Lease Cancellation Fees	8,170	8,170	8,170	8,170	8,170	8,170	8,170	8,170	8,170	8,170	8,170	8,170	98,039
p500005 - Month to Month Fee	1,249	1,258	1,276	1,312	1,635	2,605	2,605	2,515	2,426	1,797	1,437	1,437	21,551
p517000 - Parking Income	1,010	1,221	1,431	1,642	1,852	2,063	2,273	2,484	2,527	2,527	2,527	2,527	24,084
p591003 - Recreational Facility Fees	6,294	6,294	6,294	6,294	6,294	6,294	6,294	6,294	6,294	6,294	6,294	6,294	75,533
p592002 - Nsf Charges	483	483	483	483	483	483	483	483	483	483	483	483	5,799
p592004 - Admin Fees - Resident Charges	23	23	23	23	23	23	23	23	23	23	23	23	273
p592006 - Keys, Locks, Lock Changes	86	86	86	86	86	86	86	86	86	86	86	86	1,033
p592007 - Transfer Fee	(79)	(79)	(79)	(79)	(79)	(79)	(79)	(79)	(79)	(79)	(79)	(79)	(945)
p592009 - Miscellaneous Resident Charges	547	547	547	547	547	547	547	547	547	547	547	547	6,567
p592010 - Non Refundable Admin Fees	25	23	21	27	32	43	47	49	44	27	25	25	386
p593000 - Cleaning & Damage Fees	7,066	6,479	11,774	9,945	7,149	6,929	6,772	5,396	4,528	9,636	9,636	9,636	94,947
p593003 - Contra Cleaning and Damage	(3,600)	(3,546)	(5,346)	(3,597)	(3,126)	(3,084)	(2,715)	(1,635)	(937)	(2,401)	(2,401)	(2,401)	(34,790)
p599002 - Legal Fees	3,550	1,377	2,272	2,170	1,914	1,425	986	1,253	4,508	4,508	4,508	4,503	32,980
p599003 - Non-refundable Pet Fees	1,903	1,903	1,903	1,903	2,015	1,679	1,343	1,343	3,481	3,481	3,481	3,481	27,916
p599005 - Application Fees	3,419	3,419	3,419	3,419	3,419	3,419	3,419	3,419	3,419	3,419	3,419	3,419	41,028
p599007 - Clubhouse Rentals	302	302	302	302	302	302	302	302	302	302	302	302	3,624
p599013 - Monthly Pet Rent	7,346	7,346	7,346	7,346	7,346	7,346	7,346	7,346	7,346	7,346	7,346	7,346	8,153
p599026 - Renters Insurance Service Fee	122	119	153	122	148	140	153	207	236	176	181	132	1,890
p625007 - Resident Relations Concessions	0	(82)	(40)	(265)	0	0	(419)	(2,159)	(60)	(60)	(60)	(60)	(3,204)

Other Misc Income	29,747	27,173	31,685	31,680	30,042	30,222	29,468	27,875	35,174	38,113	37,758	37,708	386,825

Miscellaneous Income	40,313	37,738	42,430	42,246	40,607	40,787	40,034	38,441	45,739	48,679	48,323	48,274	513,611
p590509 - Resident Util Pymts: Water/Swr	21,903	22,813	23,128	23,682	23,369	23,743	24,074	24,492	23,436	20,322	21,045	20,942	272,948
p590510 - Resident Util Pymts: Ntrl Gas	15,265	19,938	35,140	44,008	42,135	28,515	18,393	9,726	6,567	8,904	8,339	9,237	246,167
p590513 - Resident Util Pymts: Trash	925	1,165	1,404	1,644	1,884	2,124	2,363	2,363	2,363	2,363	2,363	2,363	23,324
p590514 - Resident Util Pymnts: Misc	4,332	4,332	4,332	4,332	4,332	4,332	4,332	4,332	4,332	4,332	4,332	4,332	51,982
p590530 - Resid Util Pymts: Accr Adjs	0	0	59,251	0	0	(63,073)	0	0	(21,153)	0	0	24,974	0

Utility Reimbursement	42,425	48,247	123,255	73,665	71,720	(4,359)	49,162	40,913	15,546	35,921	36,078	61,848	594,421
p591000 - Laundry Income	4,625	4,625	4,625	4,625	4,625	4,625	4,625	4,625	4,625	4,625	4,625	4,625	55,500
p591008 - AS-Local Telephone	3,250	3,250	3,250	3,250	3,250	3,250	3,250	3,250	3,250	3,250	3,250	3,250	39,000
p591015 - Other Ancillary Programs	1,794	1,794	1,794	1,794	1,794	1,794	1,794	1,794	1,794	1,794	1,794	1,794	21,533

Ancillary Services Income	9,669	9,669	9,669	9,669	9,669	9,669	9,669	9,669	9,669	9,669	9,669	9,669	116,033

Other Rental Income	92,407	95,654	175,355	125,580	121,997	46,098	98,865	89,024	70,954	94,269	94,071	119,791	1,224,064

p637000 - Bad Debt Expense	(11,908)	(12,706)	(13,793)	(12,910)	(9,882)	(7,848)	(9,626)	(9,509)	(8,661)	(9,795)	(9,827)	(10,884)	(127,349)

Bad Debt Expense	(11,908)	(12,706)	(13,793)	(12,910)	(9,882)	(7,848)	(9,626)	(9,509)	(8,661)	(9,795)	(9,827)	(10,884)	(127,349)

Effective Gross Income	737,001	741,217	821,895	775,040	773,158	699,325	749,650	740,615	737,838	759,348	758,534	779,739	9,073,359

OPERATING EXPENSES
p633000 - Salaries - Manager	5,690	5,140	5,690	5,507	5,690	5,507	5,796	5,796	5,609	5,796	5,609	5,796	57,623

Salaries - Managers	5,690	5,140	5,690	5,507	5,690	5,507	5,796	5,796	5,609	5,796	5,609	5,796	67,623
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Addenda

Report Name: P_OS_BudDet_Stnd Application: _FinRep Run Date: January 25, 2011 4:23:03	Standard Property Operating Statement Budget Detail
Scenario: Budget Ledger: Actual Ledger
Entity: Entity Dept: NODEPT - No Dept
Prop 008627 - Village of Pennbrook
For the 12 Months January - December Y2011	User: DMcclure

	January	February	March	April	May	June	July	August	September	October	November	December	Annual Total
p621000 - Leasing Payroll	10,216	9,227	10,216	9,886	10,522	10,183	10,717	10,717	10,371	10,717	10,069	10,405	123,246

Salaries - Leasing	10,216	9,227	10,216	9,886	10,522	10,183	10,717	10,717	10,371	10,717	10,069	10,405	123,246

p631000 - Salaries-Administrative	3,620	3,269	3,620	3,503	3,620	3,503	3,687	3,687	3,568	3,687	3,568	3,687	43,016
p651000 - Cleaning Payroll	5,113	4,618	5,113	4,804	5,212	5,195	5,468	5,468	5,292	5,309	5,137	5,309	62,038
p654000 - Salaries - Maintenance	26,970	24,360	26,970	25,484	27,395	27,159	28,583	28,583	27,661	27,902	27,002	27,902	325,970
p659500 - Outsourced Services	1,060	1,131	1,144	1,049	1,056	1,182	1,056	1,077	1,174	1,061	1,027	1,125	13,144
p659800 - Payroll Adjustment	(1,124)	(1,124)	(1,124)	(1,124)	(1,124)	(1,124)	(1,124)	(1,124)	(1,160)	(1,160)	(1,160)	(1,160)	(13,627)

Salaries Other	35,639	32,255	35,723	33,716	36,160	35,916	37,670	37,691	36,535	36,798	35,575	36,863	430,540

Salaries	51,546	46,622	51,629	49,109	52,372	51,605	54,183	54,204	52,515	53,311	51,252	53,063	621,410
p612501 - Employee Benefits	817	0	0	0	0	0	0	0	0	0	0	0	817
p659814 - Payroll Tax Expense Adj	(117)	(117)	(117)	(117)	(117)	(117)	(117)	(117)	(121)	(121)	(121)	(121)	(1,417)
p671100 - Payroll Taxes	8,402	7,176	6,457	4,060	6,386	6,310	5,515	4,160	4,016	4,086	3,931	4,062	64,560
p671101 - Office Payroll Tax	1,300	0	0	1,300	0	0	1,300	0	0	1,300	0	0	5,200
p671107 - Payroll OH / Union Benefits	6,959	6,959	6,959	6,959	6,959	6,959	6,959	6,959	6,959	6,959	6,959	6,959	83,505
p672200 - Workers Compensation	3,097	2,797	3,097	2,954	3,146	3,089	3,251	3,251	3,146	3,204	3,081	3,184	37,298
p672300 - Health Ins. & Oth Benefits	3,772	3,722	3,772	3,755	3,778	3,761	3,783	3,788	3,771	3,788	3,764	3,731	45,239
p672301 - Benefits Expense Adjustment	(152)	(152)	(152)	(152)	(152)	(152)	(152)	(152)	(157)	(157)	(157)	(157)	(1,840)

Payroll Taxes & Benefits - Property	24,077	20,385	20,015	18,759	20,000	19,851	20,544	17,889	17,615	19,059	17,458	17,708	233,361
p627700 - Leasing Comm - Amortizable	1,803	1,808	1,814	1,819	1,816	1,816	1,814	1,816	1,855	1,854	1,852	1,842	21,908
p627701 - Amortization on Leasing Comm	237	237	237	237	237	237	237	237	237	237	237	237	2,848
p627800 - Renewal Incent - Amortizable	41	75	94	94	39	42	42	42	42	42	42	42	637

Leasing Commissions Comp	2,081	2,121	2,145	2,151	2,092	2,095	2,093	2,095	2,135	2,133	2,131	2,122	25,393
p831001 - Ranking Bonus	7,631	6,892	7,631	7,340	7,784	7,579	7,977	7,977	7,719	7,928	7,551	7,803	91,811
p831002 - Ranking Bonus - Adjust.	(3,230)	(2,918)	(3,230)	(3,107)	(3,295)	(3,208)	(3,377)	(3,377)	(3,268)	(3,356)	(3,197)	(3,303)	(38,866)

Bonus -Property	4,400	3,975	4,400	4,233	4,489	4,371	4,600	4,600	4,451	4,572	4,355	4,500	52,945
p6599000 - Repairs Payroll Capitalized	(6,523)	(5,846)	(6,231)	(5,927)	(6,284)	(6,211)	(6,471)	(6,272)	(6,120)	(6,293)	(5,999)	(6,172)	(74,348)

Capitalized Payroll -Property	(6,523)	(5,846)	(6,231)	(5,927)	(6,284)	(6,211)	(6,471)	(6,272)	(6,120)	(6,293)	{5,999)	(6,172)	(74,348)
p627200 - Miscellaneous Incentives	1,000	1,030	1,030	1,030	1,030	1,030	1,030	1,030	1,030	1,030	1,030	1,030	12,330
p627600 - Quarterly Special Incentive	507	567	551	474	474	547	482	482	556	482	482	564	6,167
p633100 - Employee Apartments	2,040	2,040	2,040	2,040	2,040	2,040	2,040	2,040	2,040	2,040	2,040	2,040	24,477
p916010 - Amortization - Lease Commissio	237	237	237	237	237	237	237	237	237	237	237	237	2,848

Other Personnel Costs - Property	3,784	3,874	3,858	3,781	3,781	3,854	3,789	3,789	3,863	3,789	3,789	3,871	45,822

Payroll Expense	79,366	71,130	75,817	72,107	76,451	75,565	78,737	76,304	74,458	76,570	72,986	75,091	904,583

Personnel Exp - Property	79,366	71,130	75,817	72,107	76,451	75,565	78,737	76,304	74,458	76,570	72,986	75,091	904,583

p645203 - Gas - List Bills	36,712	47,639	43,040	32,532	21,001	14,342	10,149	10,569	10,076	16,085	16,963	22,812	276,921

Utilities -Gas	36,712	47,639	43,040	32,532	21,001	14,342	10,149	10,569	10,076	11,085	16,963	22,812	276,921
p645001 - Electricity - Vacant	1,219	818	759	703	743	1,258	2,596	4,463	4,223	2,142	1,548	857	21,329
p645003 - Electricity - List Bills	8,499	9,199	7,450	7,220	6,907	9,474	9,331	14,959	11,015	8,004	7,692	5,395	105,143

Utilities - Elec	9,718	10,017	8,209	7,923	7,650	10,732	11,927	19,421	15,238	10,146	9,240	6.252	126,472
p645100 - Water	13,269	13,376	12,980	16,359	14,846	14,300	14,855	15,026	12,961	11,700	19,201	14,112	172,984
p645300 - Sewer	22,845	22,906	20,900	29,650	25,454	23,100	26,363	26,650	22,928	19,800	15,661	7,444	263,702

Utilities -Water/Sewer	36,114	36,282	33,880	46,009	40,299	37,400	41,217	41,676	35,890	31,500	34,862	21,557	436,686
p647001 - Utility Processing Fees	3,426	3,426	3,426	3,426	3,426	3,425	3,426	3,426	3,426	3,426	3,426	3,426	41,110
p649000 - Misc Utility Charges	288	288	288	288	288	288	288	288	288	288	288	288	3,460

Utilities -Other	3,714	3,714	3,714	3,714	3,714	3,714	3,714	3,714	3,714	3,714	3,714	3,714	44,570

Utilities Expenses	86,258	97,652	88,843	90,178	72,664	66,188	67,008	75,381	64,918	56,446	64,778	54,335	884,649
p626002 - Washer/Dryer Rental	163	186	154	256	304	251	251	251	251	251	251	251	2,823
p626003 - Appliance Rental Expense	0	0	0	(585)	(585)	(585)	(585)	(585)	(585)	(585)	(585)	(585)	(5,263)
p651900 - Contract Exterminating	1,446	1,446	1,446	1,446	1,446	1,446	1,446	1,446	1,446	1,446	1,446	1,446	17,350
p652500 - Contract Trash Removal	4,286	4,286	4,236	4,286	4,286	4,236	4,286	4,286	4,286	4,286	4,286	4,236	51,434
p653004 - Contract Alarm System	914	914	914	914	914	914	914	914	914	914	914	914	10,967
p653005 - Alarm Repair	153	153	153	153	153	153	153	153	153	153	153	153	1,841
p653700 - Contract Yards And Grounds	0	0	0	9,752	9,752	9,752	9,752	9,752	9,752	9,752	9,752	0	78,016
p654200 - Contract Repairs	0	0	0	0	0	0	0	0	0	85	85	85	255
p654230 - Contract Security	48	48	48	48	48	48	48	48	48	48	48	48	575
p654302 - Etectrical - Contract	325	325	400	325	325	400	325	325	400	325	325	400	4,200
p654402 - Plumbing Contract	841	841	1,041	841	841	1,041	841	841	1,041	841	841	1,041	10,896
p654602 - Contract Hvac	764	764	764	764	764	764	764	764	764	764	764	764	9,167
p654702 - Pool Contract	0	0	0	4,500	4,500	4500	4,500	4,500	4500	0	0	0	27,000
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Addenda

Report Name: P_OS_BudDet_Stnd Application: _FinRep Run Date: January 25, 2011 4:23:03	Standard Property Operating Statement Budget Detail
Scenario: Budget Ledger: Actual Ledger
Entity: Entity Dept: NODEPT - No Dept
Prop008627 - Village of Pennbrook
For the 12 Months January - December Y2011	User: DMcclure

	January	February	March	April	May	June	July	August	September	October	November	December	Annual Total

p654800 - Snow Removal	5,691	5,691	3,794	0	0	0	0	0	0	0	5,250	7,500	27,925

Contract Services	14,631	14,655	13,000	22,701	22,749	22,971	22,696	22,696	22,971	18,281	23,531	16,304	237,186

p651700 - Contract Cleaning	681	341	511	545	715	613	613	885	647	920	783	988	8,242
p656002 - Contract Carpet Cleaning & Dye	1,115	558	837	892	1,171	1,004	1,004	1,450	1,060	1,506	1,283	1,617	13,496
p655003 - Contract Painting-Interior	9,440	4,720	7,080	7,552	9,912	8,496	8,496	12,272	8,968	12,744	10,856	13,688	114,224
p656101 - Drapery/Miniblinds Repairs	27	27	27	27	27	27	27	27	27	27	27	27	325
p656102 - Painting Supplies	2,299	1,149	1,724	1,839	2,414	2,069	2,069	2,989	2,184	3,104	2,644	3,334	27,818
p656104 - Wallpaper	16	16	16	16	16	16	16	16	16	16	16	16	190
p656107 - Resurface Kitchen & Bath	933	933	933	933	933	933	933	933	933	933	933	933	11,190

Turnover Expense	14,511	7,743	11,127	11,804	15,188	13,157	13,157	18,572	13,834	19,248	16,541	20,602	175,485

p651500 - Cleaning Supplies	677	677	677	677	677	677	677	677	677	677	677	677	8,121
p652000 - Exterminating Suppl	27	27	27	27	27	27	27	27	27	27	27	27	321
p653600 - Landscaping Supplies	334	334	334	334	334	334	334	334	334	334	334	334	4,004
p654101 - Electrical Supplies	698	698	698	698	698	698	698	698	698	698	698	698	8,378
p654102 - Plumbing Supplies	1,220	1,220	1,220	1,220	1,220	1,220	1,220	1,220	1,220	1,220	1,220	1,220	14,645
p654103 - Appliance Parts	489	489	489	489	489	489	489	489	489	489	489	489	5,864

Repairs & Maint - Supplies	3,444	3,444	3,444	3,444	3,444	3,444	3,444	3,444	3,444	3,444	3,444	3,444	41,333
p654104 - Equipment Rental/Repair	48	48	48	48	48	48	48	48	48	48	48	48	581
p654110 - Laundry Equipment & Supplies	148	148	148	148	148	148	148	148	148	148	148	148	1,778
p654601 - Hvac Parts & Supplies	931	888	838	1,117	1,490	1,645	1,769	1,769	1,490	1,055	962	962	14,915
p654603 - Boiler Parts & Supplies	77	77	77	77	77	77	77	77	77	77	81	62	915
p657000 - Equipment/Vehicle Expense	156	156	612	162	162	612	162	162	612	162	170	612	3,740
p659001 - Fire Protection Equip Maint	316	316	316	316	316	316	316	316	316	316	316	316	3,794

Repairs & Maint - Equipment	1,677	1,633	2,040	1,869	2,242	2,847	2,521	2,521	2,692	1,807	1,725	2,148	25,722
p654100 - Repairs/Maint. Materials	3	3	3	3	3	3	3	3	3	3	3	3	39
p654199 - Other Maintenance Materials	251	251	251	251	251	251	251	251	251	251	251	251	3,010

Repairs & Maint - Materials	254	254	254	254	254	254	254	254	254	254	254	254	3,049
p654205 - Interior Building Improvements	871	871	871	871	871	871	871	871	871	871	871	871	10,458
p654206 - Exterior Building Improvements	676	676	676	676	676	676	676	676	676	676	676	676	8,114
p656000 - parking Lot Cleaning & Maint	74	74	74	74	74	74	74	74	74	74	74	74	885

Repairs & Maint - Building	1,621	1,621	1,621	1,621	1,621	1,621	1,621	1,621	1,621	1,621	1,621	1,621	19,456
p654125 - Water Extraction	338	338	338	338	338	338	338	338	338	338	338	338	4,053
p612800 - Irrigation Maint	0	0	0	0	0	300	0	0	0	0	0	0	300
p617600 - Window & Glass Repair	80	80	80	80	80	80	80	80	80	80	80	80	958
p652300 - Gas/Oil/Mileage	282	282	282	282	282	282	282	282	282	282	282	282	3,379
p654105 - Plumbing Fixtures/Repairs	1,048	1,048	1,048	1,048	1,048	1,048	1,048	1,048	1,048	1,048	1,048	1,048	12,571
p654109 - Window Replacement	61	61	61	61	61	61	61	61	61	61	61	61	738
p654120 - Keys and Locks	351	351	351	351	351	351	351	351	351	351	351	351	4,210
p654201 - Roof Repairs	606	606	606	606	606	606	606	606	606	606	606	606	7,268
p654209 - Sewer Repairs	5	5	5	5	5	5	5	5	5	5	5	5	55
P654500 - Elevator Expense	36	36	36	36	36	36	36	36	36	36	36	36	432
p654802 - Maintenance Expense	454	454	454	454	454	454	454	454	454	454	454	454	5,442
p654903 - Doors	11	11	11	11	11	11	11	11	11	11	11	11	131
p655200 - R&M Rebate - MRO	(117)	(117)	(117)	(117)	(117)	(117)	(117)	(117)	(117)	(117)	(117)	(117)	(1,402)
p655201 - R&M Rebate - Other	(76)	(76)	(76)	(76)	(76)	(76)	(76)	(76)	(76)	(76)	(76)	(76)	(913)
p656005 - Light Bulbs	420	420	420	420	420	420	420	420	420	420	420	420	5,039
p656300 - Misc.	0	0	0	0	0	0	0	0	0	0	0	0	3
p656302 - Repair & Maintenance - REAC	21	21	21	21	21	21	21	21	21	21	21	21	250

Repairs & Maint - Other	3,518	3,518	3,518	3,518	3,518	3,518	3,518	3,518	3,518	3,518	3,518	3.518	42,515
p654700 - Pool Expense	0	0	0	0	250	250	250	250	0	0	0	0	1,000
p656301 - Spa-Miscellaneous	5	5	5	5	5	5	5	5	5	5	6	4	64

Repairs & Maint - Spa	5	5	5	5	255	255	255	255	5	5	6	4	1,064

Repairs & Maintenance	10,520	10,476	10,883	10,712	11,335	12,240	11,614	11,614	11,535	10,650	10,569	10,990	133,139

p610040 - Recreational Equipment	15	15	15	15	15	15	15	15	15	15	15	15	179
p615600 - Fire Protection	320	320	320	320	320	320	320	320	320	320	320	320	3,841
p619300 - Lease - Equipment	45	45	45	45	45	45	45	45	45	45	45	45	541

Common Area Expense	380	380	380	380	380	380	380	380	380	380	380	380	4,560

p621020 - National Web Advertising	2,973	2,973	3,126	3,126	3,126	3,126	3,126	3,126	3,126	3,126	3,126	3,126	37,211
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments Levittown, PA	June 8, 2011 Addenda

Report Name: P_OS_BudDet_Stnd Application: _FinRep Run Date: January 25, 2011 4:23:03	Standard Property Operating Statement Budget Detail
Scenario: Budget Ledger: Actual Ledger
Entity: Entity Dept: NODEPT - No Dept
Prop008627 - Village of Pennbrook
For the 12 Months January - December Y2011	User: DMcclure

	January	February	March	April	May	June	July	August	September	October	November	December	Annual Total
p621021 - AIMCO Web Site	1,142	1,199	1,265	942	937	1,210	1,070	1,070	1.220	960	1,176	1,157	13,345
p621025 - Contact Center Web Sales	268	268	268	268	268	268	268	268	268	269	268	268	3,213
p621030 - National Print/Periodical Ad	917	917	305	305	305	305	305	305	305	305	305	305	4,884

Mktg - Advertising	5,300	5,357	4,964	4,641	4,636	4,909	4,769	4,769	4,920	4,659	4,874	4,856	58,653
p625008 - Resident Referral Concessions	122	128	138	205	74	52	155	156	260	154	154	103	1,701
p625012 - Referral Fee Amortization	566	(215)	(503)	1,135	25	301	(605)	(1,143)	558	475	700	375	1,670
p625025 - Local Locator Fees	400	400	600	400	400	600	400	400	600	400	400	600	5,600

Mktg - Apart Brokers	1,087	313	235	1,740	499	953	(50)	(586)	1,419	1,029	1,254	1,077	8,970
p621007 - Brochures - New Leases	0	2,389	0	0	0	380	0	0	0	100	0	0	2,869
p621013 - Leasing Promotions	35	35	35	35	35	35	35	35	35	35	35	35	421
p625000 - Signage	0	0	150	0	6,000	150	0	0	150	0	0	150	6,600

Mktg - Point of Sale	35	2,424	185	35	6,035	565	35	35	185	135	35	185	9,891
p621014 - Newsletters	145	152	165	163	59	123	123	124	124	122	122	122	1,543
p621050 - Renewal/Resident Gift Expense	60	60	60	60	60	60	60	60	60	60	60	60	720
p625101 - Resident Functions	27	27	27	27	27	27	27	27	27	27	27	27	325

Mktg - Retention	232	239	252	250	146	210	210	211	211	209	209	209	2,589

Marketing Expenses	6,655	8,333	5,636	6,666	11,316	6,637	4,965	4,429	6,735	6,032	6,372	6,328	80,103

p629002 - Phone Sales	2,948	2,667	2,947	2,739	3,025	3,290	3,122	3,019	3,033	2,621	2,536	2,743	34,689
p636000 - Wired Telco Services	2,014	2,014	2,014	2,014	2,014	2,014	2,014	2,014	2,014	2,014	2,014	2,014	24,173

Telephone Expense	4,962	4,681	4,961	4,753	5,039	5,304	5,137	5,033	5,047	4,635	4,551	4,758	58,862
p631100 - Office Supplies	720	720	720	720	720	720	720	720	720	720	720	720	8,634
p631101 - Office Equipment	250	250	250	250	250	250	250	250	250	250	250	250	2,995
p639005 - Furniture Exp (Office/Clubh)	83	83	83	83	83	83	83	83	83	83	83	83	995

Office Exp - Property	1,052	1,052	1,052	1,052	1,052	1,052	1,052	1,052	1,052	1,052	1,052	1,052	12,624
p631104 - Applicant Screening	1,302	1,643	1,333	1,054	1,085	1,054	1,271	1,364	1,612	1,519	2,108	1,922	17,267
p631108 - Credit Card Service Fees	148	148	148	148	148	148	148	148	148	148	148	148	1,782

Credit Expense	1,450	1,791	1,481	1,202	1,233	1,202	1,419	1,512	1,760	1,667	2,256	2,070	19,049
p632500 - Professional Fees	1,348	1,348	1,348	181	181	181	181	181	181	181	181	181	5,672
p632800 - Administrative Support - Fees	176	197	191	165	165	189	167	167	192	167	167	195	2,140
p634000 - Legal Fees	1,224	1,224	1,224	1,224	1,224	1,224	1,224	1,224	1,224	1,224	1,224	1,224	14,687

Professional Fees	2,748	2,769	2,763	1,570	1,570	1,594	1,572	1,572	1,597	1,572	1,572	1,600	22,499
p639004 - Computer Maint & Supplies	341	341	341	341	341	341	5,359	5,359	5,359	5,359	5,359	5,359	34,201
p656007 - Compliance Fees	105	105	105	105	105	105	105	105	105	105	105	105	1,260

Computer Expense	446	446	446	446	446	446	5,464	5,464	5,464	5,464	5,464	5,464	35,461
p639011 - Training Materials	23	23	23	23	23	23	23	23	23	23	23	23	273
p639015 - Corporate L & OD Charges	406	406	406	406	406	406	406	406	406	406	406	406	4,875
p639020 - Meeting Costs	59	59	59	59	59	59	59	59	59	59	59	59	706
p639025 - Third Party Training Costs	13	13	13	13	13	13	13	13	13	13	13	13	155
p639030 - Travel Costs - Training	252	252	252	252	252	252	1,729	1,729	1,673	1,673	1,673	1,673	11,660
p639031 - Travel Costs - Other	523	523	523	523	523	523	523	523	523	523	523	523	6,271

Training and Travel	1,275	1,275	1,275	1,275	1,275	1,275	2,753	2,753	2,696	2,696	2,696	2,696	23,941
p617104 - Radios/Pagers	200	200	200	200	200	200	200	200	200	200	200	200	2,400
p629001 - Dues And Subscriptions	85	85	85	85	85	85	85	85	85	85	85	85	1,017
p631102 - Bank Charges	60	60	60	60	60	60	60	60	60	60	60	60	715
p631105 - Uniforms	277	277	277	277	277	277	277	277	277	277	277	277	3,328
p631106 - Express Mail, Stamps	510	510	510	510	510	510	510	510	510	510	510	510	6,123
p631111 - Resident Eviction/Separation	1,781	1,781	1,781	1,781	1,781	1,781	1,781	1,781	1,781	1,781	1,781	1,781	21,374
p632525 - H/R-Personnel Costs	512	512	512	512	512	512	512	512	512	512	512	512	6,147
p632918 - Answering Service	349	349	349	349	349	349	349	349	349	349	349	349	4,184
p633400 - Temp Agency Help	2,507	2,147	3,449	2,190	5,513	1,883	3,220	771	3,444	0	0	0	25,125
p639006 - Parking Expense	37	37	37	37	37	37	37	37	37	37	37	37	444
p639099 - Miscellaneous Administrative	264	264	264	264	264	264	264	264	264	264	264	264	3,172
p655100 - Residnt Pmt Platform	328	328	328	328	328	328	328	328	328	328	328	328	3,940

Admin Exp - Other	6,911	6,551	7,853	6,593	9,917	6,287	7,624	5,175	7,847	4,404	4,404	4,404	77,970

Admin Expenses	18,844	18,566	19,831	16,892	20,532	17,161	25,022	22,562	25,465	21,491	21,996	22,045	250,406

Controllable Operating Expenses	231,164	228,935	225,518	231,440	230,614	214,299	223,579	231,938	220,297	209,099	217,153	206,075	2,670,110

KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments Levittown, PA	June 8, 2011 Addenda

Report Name: P_OS_BudDet_Stnd Application: _FinRep Run Date: January 25, 2011 4:23:03	Standard Property Operating Statement Budget Detail
Scenario: Budget Ledger: Actual Ledger
Entity: Entity Dept: NODEPT - No Dept
Prop008627 - Village of Pennbrook
For the 12 Months January - December Y2011	User: DMcclure

	January	February	March	April	May	June	July	August	September	October	November	December	Annual Total
Controllable Net Op Inc	505,837	512,282	596,377	543,600	542,544	485,026	526,071	508,677	517,541	550,249	541,381	573,664	6,403,249

PROP OPS EXP - TAXES & INSURANCE
p671001 - Real Estate Taxes	65,909	65,909	65,909	65,909	65,909	65,909	65,909	65,909	65,909	65,909	65,909	65,909	790,903
p671002 - Personal Property Tax	0	0	164	130	71	0	0	583	0	0	0	0	948

Real Estate & Pers Prop Tax	65,909	65,909	66,072	66,038	65,980	65,909	65,909	66,492	65,909	65,909	65,909	65,909	791,851
p671902 - Sales And Use Tax	118	0	0	131	0	0	0	0	0	48	0	0	298

Other Taxes & Fees - Prop	118	0	0	131	0	0	0	0	0	48	0	0	298
p672000 - Hazard Insurance	10,589	10,589	10,324	10,324	10,324	10,324	10,324	10.324	10,324	10,324	10,324	10,324	124,415
p672500 - General Liability Insurance	5,791	5,791	5,791	5,791	5,791	5,791	5,791	5,791	5,791	6,081	6,081	6,081	70,361

Net Hazard & GL Ins Premium	16,380	16,380	16,115	16,115	16,115	16,115	16,115	16,115	16,115	16,404	16,404	16,404	194,776
p672100 - Crime/Fidelity Insurance	180	180	180	180	180	180	180	180	180	189	189	189	2,182
p672900 - Umbrella Auto Flood & Other	1,428	1,428	1,428	1,428	1,428	1,428	1,428	1,428	1,428	1,471	1,471	1,471	17,267

Insurance - Prop	1,608	1,608	1,608	1,608	1,608	1,608	1,608	1,608	1,608	1,659	1,659	1,659	19,449

Taxes & Insurance	84,014	83,896	83,795	83,892	83,703	83,631	83,631	84,215	83,631	84,021	83,972	83,972	1,006,374

OTH NON-CONTROLLABLE OPERATING EXP
p632000 - Management Fees	36,867	37,068	41,102	38,761	38,667	34,975	37,491	37,040	36,901	37,976	37,933	38,993	453,774

420 - Prop Mgmt Exp - Consol	36,867	37,068	41,102	38,761	38,667	34,975	37,491	37,040	36,901	37,976	37,933	38,993	453,774
p615700 - Environmental Expenses	417	417	417	417	417	417	417	417	417	417	417	417	5,000

Noncontrollable - Property Upgrades	417	417	417	417	417	417	417	417	417	417	417	417	5,000

Management, Acctg & Oth Fees	37,284	37,485	41,519	39,177	39,083	35,392	37,908	37,456	37,317	38,393	38,350	39,410	458,774

Property Net Operating Income	384,539	390,901	471,063	420,530	419,758	366,003	404,532	387.007	396,592	427,835	419,059	450,282	4,938,101

p662000 - Deprec. - Buildings	45,075	45,075	45,075	45,075	45.075	45,075	42,051	42,051	42,051	42,051	42,051	42,051	522,755
p665000 - Deprec. - Furnishings	63,797	63,381	63,209	63,029	63,103	62,668	61,429	59.626	58,206	58,037	58,255	58,033	732,773
p666500 - Deprec. - Tenant Improvements	2,010	2,010	2,010	1,965	1,920	1,920	1,920	1,920	1,920	1,920	1,920	1,920	23,354

Property Depr & Amortization	110,882	110,466	110,295	110,069	110,098	109,663	105,399	103.597	102,176	102,008	102,226	102,003	1,278,881
p669510 - Deprec. - Non RE Assets	796	796	796	796	796	795	891	870	868	861	854	824	9,943

Prop Depr Exp-Non RE Assets	796	796	796	796	796	795	891	870	868	861	854	824	9,943

Noncontrollable Operating Exp	232,976	232,643	236,404	233,935	233,680	229,481	227,830	226,137	223,993	225,282	225,402	226,209	2,753,972

Total Operating Expenses	464,140	461,578	461,922	465,375	464,294	443,780	451,408	458,075	444,290	434,381	442,555	432,284	5,424,082

Operating Income	272,861	279,639	359,973	309,665	308,864	255,545	298,242	282,540	293,548	324,967	315,979	347,455	3,649,277

NON-OPERATING INCOME (EXPENSES)
p546000 - GR Conc Interest Income	29	29	29	29	29	29	29	29	29	29	29	29	343
p639001 - Security Deposit Interest	(8)	(8)	(8)	(8)	(8)	(8)	(8)	(8)	(8)	(8)	(8)	(8)	(92)

720 - Prop Interest Inc	21	21	21	21	21	21	21	21	21	21	21	21	251

p682001 - Int Exp. Secured Fixed 1st	(147,448)	(147,278)	(147,106)	(146,934)	(146,760)	(146,585)	(146,410)	(146,233)	(146,055)	(145,877)	(145,697)	(145,516)	(1,757,899)
P682002 - Int Exp. Secured Fixed 2nd	(68,626)	(68,554)	(68,483)	(68,411)	(68,339)	(68,267)	(68,194)	(68,120)	(68,047)	(67,973)	(67,898)	(67,823)	(818,734)
P682003 - Interest Exp. Sec. Fixed 3rd	(53,583)	(53,525)	(53,468)	(53,410)	(53,352)	(53,294)	(53,235)	(53,176)	(53,117)	(53,057)	(52,997)	(52,936)	(639,149)

800 - Prop Interest Exp - Mortgages	(269,656)	(269,358)	(269,057)	(268,755)	(268,451)	(268,146)	(267,838)	(267,529)	(267,218)	(266,906)	(266,592)	(266,276)	(3,215,782)
p839017 - Interest Expense - OTEF Loan	14	14	14	14	14	14	14	14	14	14	14	14	164
p916003 - Amort DLC 1st	(3,594)	(3,594)	(3,594)	(3,594)	(3,594)	(3,594)	(3,594)	(3,594)	(3,594)	(3,594)	(3,594)	(3,594)	(43,127)
p916023 - Amort DLC - Other	(1,693)	(1,693)	(1,693)	(1,693)	(1,693)	(1,693)	(1,693)	(1,693)	(1,693)	(1,693)	(1,693)	(1,693)	(20,311)

805 - Prop Interest Exp - Amort of Def Loan Costs	(5,273)	(5,273)	(5,273)	(5,273)	(5,273)	(5,273)	(5,273)	(5,273)	(5,273)	(5,273)	(5,273)	(5,273)	(63,273)

Prop Int Exp, Net of Cap Int	(274,929)	(274,630)	(274,330)	(274,028)	(273,724)	(273,418)	(273,111)	(272,802)	(272,491)	(272,179)	(271,864)	(271,548)	(3,279,055)

Total Non-Operating Inc(Exp)	(274,908)	(274,610)	(274,309)	(274,007)	(273,703)	(273,397)	(273,090)	(272,781)	(272,470)	(272,158)	(271,843)	(271,527)	(3,278,804)

Property Net Income (Loss)	(2,047)	5,029	85,664	35,658	35,161	(17,853)	25,152	9,759	21,077	52,809	44,135	75,928	370,472

KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments	June 8, 2011
Levittown, PA	Addenda

Report Name: P_OS_BudDet_Stnd	Standard Property Operating Statement Budget Detail	User: DMcclure
Application: _FinRep	Scenario: Budget Ledger: Actual Ledger
Run Date: January 25, 2011 4:23:03	Entity: Entity Dept: NODEPT - No Dept
Prop008627 - Village of Pennbrook
For the 12 Months January - December Y2011

	January	February	March	April	May	June	July	August	September	October	November	December	Annual Total
CHANGE IN ASSETS
p149425 - CI GP Supervision Fees	(1,130)	(752)	(875)	(813)	(1,025)	(907)	(1,103)	(872)	(1,148)	(1,044)	(1,323)	(982)	(11,973)

GP Fees CI	(1,130)	(752)	(875)	(813)	(1,025)	(907)	(1,103)	(872)	(1,148)	(1,044)	(1,323)	(982)	(11,973)
p179999 - Capital Improvement Allocation	(9,111)	(6,560)	(7,335)	(6,708)	(8,064)	(7,266)	(8,730)	(6,958)	(9,069)	(8,168)	(10,162)	(7,639)	(95,772)

Allocations CI	(9,111)	(6,560)	(7,335)	(6,708)	(8,064)	(7,266)	(8,730)	(6,958)	(9,069)	(8,168)	(10,162)	(7,639)	(95,772)

Capital Improv Alloc	(10,241)	(7,312)	(8,210)	(7,521)	(9,089)	(8,173)	(9,833)	(7,830)	(10,217)	(9,212)	(11,486)	(8,621)	(107,745)
p143005 - Plumbing Fixtures	(440)	(220)	(330)	(352)	(462)	(396)	(396)	(572)	(418)	(594)	(506)	(638)	(5,324)
p145699 - Cabinets	(400)	(200)	(300)	(320)	(420)	(360)	(360)	(520)	(380)	(540)	(460)	(580)	(4,840)
p146503 - Refrigerators	(2,300)	(1,081)	(1,622)	(1,730)	(2,270)	(1,946)	(1,946)	(2,811)	(2,054)	(2,919)	(2,486)	(3,135)	(26,298)
p146601 - Carpet - Unit	(7,920)	(3,960)	(5,940)	(6,336)	(8,316)	(7,128)	(7,128)	(10,296)	(7,524)	(10,692)	(9,108)	(11,484)	(95,832)
p146602 - Tile	(780)	(390)	(585)	(624)	(819)	(702)	(702)	(1,014)	(741)	(1,053)	(897)	(1,131)	(9,438)
p146603 - Vinyl	(800)	(400)	(600)	(640)	(840)	(720)	(720)	(1,040)	(760)	(1,080)	(920)	(1,160)	(9,680)
p149599 - Wall Covering	(3,644)	(1,822)	(2,733)	(2,915)	(3,826)	(3,280)	(3,280)	(4,737)	(3,462)	(4,920)	(4,191)	(5,284)	(44,093)

Turn Capital	(16,284)	(8,073)	(12,110)	(12,917)	(16,953)	(14,531)	(14,531)	(20,990)	(15,339)	(21,797)	(18,568)	(23,412)	(195,506)
p149998 - CI Allocation - Turns	1,787	862	1,263	1,317	1,688	1,412	1,377	1,939	1,381	1,910	1,583	1,940	18,459

Turn CI Alloc	1,787	862	1,263	1,317	1,688	1,412	1,377	1,939	1,381	1,910	1,583	1,940	18,459

Turn CR	(14,497)	(7,212)	(10,846)	(11,600)	(15,266)	(13,119)	(13,154)	(19,050)	(13,958)	(19,887)	(16,985)	(21,472)	(177,047)
p142419 - Stair Treads & Handrails - Oth	(14,826)	(10,823)	(12,047)	(10,056)	(10,683)	10,017)	(13,940)	(10,808)	(17,707)	(14,426)	(20,935)	(13,477)	(159,744)
p148620 - Security Equipment	0	0	0	(2,000)	(7,367)	(6,167)	(6,167)	0	0	0	0	0	(21,700)

Project Capital	(14,826)	(10,823)	(12,047)	(12,056)	(18,050)	(16,184)	(20,106)	(10,808)	(17,707)	(14,426)	(20,935)	(13,477)	(181,444)
p149999 - Capital Rep - CI allocation acct	5,745	4,149	4,568	4,104	5,148	4,632	5,978	3,873	6,271	5,049	7,240	4,604	61,362

Project CI Alloc	5,745	4,149	4,568	4,104	5,148	4,632	5,978	3,873	6,271	5,049	7,240	4,604	61,362

Project CR	(9,081)	(6,674)	(7,479)	(7,951)	(12,901)	(11,552)	(14,128)	(6,935)	(11,436)	(9,377)	(13,695)	(8,872)	(120,081)
p149901 - CapX - Cap Payroll	(6,523)	(5,846)	(6,231)	(5,927)	(6,284)	(6,211)	(6,471)	(6,272)	(6,120)	(6,293)	(5,999)	(6,172)	(74,348)

Payroll Capital	(6,523)	(5,846)	(6,231)	(5,927)	(6,284)	(6,211)	(6,471)	(6,272)	(6,120)	(6,293)	(5,999)	(6,172)	(74,348)
p149997 - CI Allocation - Labor	1,579	1,550	1,504	1,287	1,227	1,222	1,374	1,146	1,417	1,209	1,340	1,095	15,951

Payroll CI Alloc	1,579	1,550	1,504	1,287	1,227	1,222	1,374	1,146	1,417	1,209	1,340	1,095	15,951

CR Cap Payroll	(4,944)	(4,296)	(4,727)	(4,640)	(5,056)	(4,989)	(5,097)	(5,125)	(4,703)	(5,084)	(4,659)	(5,077)	(58,397)
p149525 - Capitalized GP Supervision Fee	(4,524)	0	0	0	0	0	0	0	0	0	0	(4,602)	(9,126)

GP Fees CR	(4,524)	0	0	0	0	0	0	0	0	0	0	(4,602)	(9,126)

Total Turn and Project CR	(33,046)	(18,182)	(23,053)	(24,191)	(33,223)	(29,660)	(32,380)	(31,110)	(30,097)	(34,349)	(35,339)	(40,023)	(364,651)
p144100 - Office Computers	0	0	0	0	0	0	(7,075)	0	0	0	0	0	(7,075)

Non RE Depreciable Assets	0	0	0	0	0	0	(7,075)	0	0	0	0	0	(7,075)

CHANGE IN LIABILITIES

p232001 - Principal 1st Mortgage	(29,168)	(29,340)	(29,512)	(29,686)	(29,861)	(30,036)	(30,213)	(30,391)	(30,570)	(30,750)	(30,930)	(31,112)	(361,569)
p232101 - Principal 2nd Mortgage	(13,562)	(13,633)	(13,705)	(13,777)	(13,850)	(13,923)	(13,996)	(14,070)	(14,144)	(14,218)	(14,293)	(14,369)	(167,540)
p232115 - Principal 3rd Mortgage	(10,416)	(10,474)	(10,531)	(10,589)	(10,648)	(10,707)	(10,766)	(10,825)	(10,885)	(10,945)	(11,005)	(11,066)	(128,857)

205 - Secured Notes Payable	(53,146)	(53,447)	(53,748)	(54,052)	(54,359)	(54,666)	(54,975)	(55,286)	(55,599)	(55,913)	(56,228)	(56,547)	(657,966)

CHANGE IN EQUITY
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments Levittown, PA	June 8, 2011 Addenda
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments Levittown, PA	June 8, 2011 Addenda
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments Levittown, PA	June 8, 2011 Addenda

The VILLAGE *of Pennbrook* AT FALLS TOWNSHIP

MILLCREEK ROAD
13
BRISTOL PIKE
VILLAGE OF PENNBROOK
PENNSYLVANIA CANAL
TO PLAYING FIELD

N
W E
S

Key

- MINI MALL
- OFFICE
- PLAYGROUND
- TENNIS

KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments Levittown, PA	June 8, 2011 Addenda
QUALIFICATIONS OF THE APPRAISER
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments Levittown, PA	June 8, 2011 Addenda
PROFESSIONAL QUALIFICATIONS
TERENCE TENER, MAI, ASA
MANAGING PARTNER

EXPERIENCE	Mr. Tener is a founding principal of KTR Real Estate Advisors LLC. Over the course of his career, Mr. Tener has appraised many prominent commercial properties, including the GM Building, 101 Park Avenue, 500 Park Avenue, 410 Park Avenue, 437 Madison Avenue, 475 Fifth Avenue, the Seagrams Building, 900 Third Avenue, Park Avenue Plaza and the Lever House. In addition, Mr. Tener has served as an expert witness in various federal and state courts including New York, New Jersey, Connecticut and Delaware. He has also valued such notable residential and mixed-use properties as CitiSpire, Metropolitan Tower and River Tower. He has been responsible for the valuation of hotels throughout the United States, including the New York Hilton, Washington Hilton, Pittsburgh Hilton, the American Stanhope and a chain of hotels located in Mexico, owned by Groupo Situr. In addition, Mr. Tener has consulted on the valuation of numerous retail properties, including the Smithaven Mall, Herald Center, Sony Entertainment Center in San Francisco and 730 North Michigan Avenue.

LICENSES	Connecticut Certified General Appraiser
Massachusetts Certified General Appraiser
Missouri Certified General Appraiser
New Hampshire Certified General Appraiser
New Jersey Certified General Appraiser
New York Certified General Appraiser
Vermont Certified General Appraiser
Wyoming Certified General Appraiser
New York Real Estate Broker

MEMBERSHIPS	Appraisal Institute — MAI Designation since 1978
American Society of Appraisers (ASA) — Senior Member and former member of the Board of Governors for the NY Chapter
MBA of New York — Board of Governors
Real Estate Board of New York — Appraisal Committee
National Association of Real Estate Fiduciaries
Long Island Board of Realtors
International Council of Shopping Centers (ICSC)
Mortgage Bankers Association of America
Young Mortgage Bankers Association
Appraisal Institute Metropolitan New York Chapter — Admissions Committee and Ethics Committee
Appraisal Journal Review Committee
New York’s East Side Association — Former director
Cardinal’s Committee of the Archdiocese of New York
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments Levittown, PA	June 8, 2011 Addenda
PROFESSIONAL QUALIFICATIONS
MENG CHEN, MAI
SENIOR APPRAISER

EXPERIENCE	Meng Chen is a Senior Appraiser with KTR Real Estate Advisors LLC. She has 9 years of commercial appraisal experience. Ms. Chen is a designated Member of Appraisal Institute and is a Certified General Appraiser in the State of New York.

Notable appraisal assignments include the valuation of 1 South Penn Square (Widener Building) in Philadelphia, 294 Rodeo Drive in Beverly Hills, Hudson Yards land for eminent domain, as well as various other types of real estate including office, retail, industrial, residential, and vacant land properties

LICENSES	New York Certified General Appraiser #46000047255

MEMBERSHIPS	Appraisal Institute — MAI Designation

EDUCATION	Shenzhen University, China — Bachelor of Science in Civil Engineering University of Southern California, Los Angeles, CA — Master of Real Estate Development

Appraisal Institute:
s	Basic Appraisal Principles

s	Basic Appraisal Procedures

s	General Appraiser Income Approach/Part I

s	General Appraiser Income Approach/Part II

s	General Appraiser Sales Comparison Approach

s	General Appraiser Site Valuation & Cost Approach

s	General Appraiser Market Analysis and Highest and Best Use

s	General Appraiser Report Writing & Case Studies

s	Real Estate Finance, Statistics, Valuation Modeling

s	Advanced Income Capitalization

s	General Appraiser Market Analysis and Highest and Best Use

s	Advanced Sales Comparison and Cost Approaches

s	Report Writing and Valuation Analysis

s	Advanced Applications
KTR Real Estate Advisors, LLC

Village of Pennbrook Apartments Levittown, PA	June 8, 2011 Addenda
PROFESSIONAL QUALIFICATIONS
SHAUN KEST
APPRAISER

EXPERIENCE	Shaun Kest is an Appraiser with KTR Real Estate Advisors LLC. He has five years of commercial appraisal experience. Mr. Kest is actively pursuing designation as a member of the Appraisal Institute.

Prior to joining the firm, Mr. Kest worked for the Chatham at North Hills where he assisted in the development of a townhouse community development and for East End Properties where he assisted in the development of a shopping center.

LICENSES	New York Certified General Appraiser #46000049297

MEMBERSHIPS	Appraisal Institute — Associate Member since 2007

EDUCATION	University of Miami, Miami, Florida — BBA (Finance)

Appraisal Institute:
s	Introduction to Real Estate Appraisal (R-1)

s	Basic Valuation Principles & Procedures (R-2)

s	Appraisal Fair Housing (AQ-1)

s	National USPAP Appraisal Course (15-Hour)

s	Introduction to Income Property Valuation (G-1)

s	Principles of Income Property (G-2)

s	Applied Income Property Valuation (G-3)
KTR Real Estate Advisors, LLC